SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 10/A

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
   PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                  LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC.
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             (Exact Name of Registrant as Specified in its Charter)


                      Delaware                     98-0213257
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       (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
       Incorporation or Organization)


                 9060 Ryan Avenue, Dorval, (QC),       Canada H9P 2M8
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               (Address of Principal Executive offices) (Zip Code)


Registrant's telephone number, including area code   (514) 631-0023
                                                     --------------------------

       Securities to be registered pursuant to Section 12 (b) of the Act:

              Title of Each Class           Name Of Each Exchange On Which
              To Be So Registered           Each Class Is To Be Registered
              -------------------           ------------------------------

                    None                                N/A
--------------------------------------------------------------------------------


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       Securities to be registered pursuant to Section 12 (g) of the Act:

                          Common Stock, $.001 par value
                       ------------------------------------

                       ------------------------------------

ITEM 1.   BUSINESS.

Overview

Lumenon Innovative Lightwave Technology, Inc. ("Lumenon" or the "Company") is a development stage company that designs, develops, and has commenced the manufacture of products related to the Dense Wavelength Division Multiplexing ("DWDM") market and other optical (photonic) segments of the global telecommunications and data communications optical networking markets. Lumenon is jointly developing its 8, 16 and 32-channel DWDM devices for use in the DWDM market pursuant to a teaming agreement (the "Teaming Agreement") with Molex Incorporated ("Molex"). (See "Material Agreements Agreement with Molex" for a description of the terms of the Teaming Agreement.) DWDM is a technology that permits the transmission of multiple sources of information and data simultaneously over a single optic fiber. Companies like AT&T and MCI WorldCom are creating fiber optic networks to transmit large quantities of data and information at high speeds to accommodate the demand for applications such as the Internet, e-mail, and electronic commerce. Such service providers desire to increase the capacity of their networks to carry and deliver more information at high speeds without the additional costs of having to install new fiber optic cable. Lumenon's DWDM products, integrated optic devices in the form of hybrid glass circuits on silicon chips, have been designed and developed to allow providers such as AT&T to greatly increase their information carrying capacity on existing fiber at significantly lower cost than other conventional DWDM products. Lumenon has the capacity to manufacture up to 20 devices per day in its existing pilot facility. As a development stage company, to date, Lumenon has not generated product revenues and does not anticipate generating product revenues until mid-2000. Lumenon's plan of operations for calendar year 2000 is focused on finalizing its jointly developed products and bringing them to market through Molex under the terms of its Teaming Agreements. For a more complete description of the Company's plan of operations, see "--Plan of Operations". See also "Risk Factors" regarding the risks the Company will face in its growth and in the manufacture and marketing of its products.

Lumenon makes DWDM products in the form of an "optical chip" on silicon through a licensed sol-gel manufacturing process, for which patent protection is presently being sought under the laws of the United States and Canada. Lumenon acquired its rights to the sol-gel process under a license agreement with Ecole Polytechnique and McGill University expiring in October 2017. (See "Material Agreements - Agreement with Polyvalor and McGill University" for a description of the terms of such agreement.) The Company is perfecting the materials and processes for its DWDM products in its existing pilot facility in preparation for the expansion of production. Under the Teaming Agreement, the Company will produce and deliver to Molex up to a maximum of 400 units per month, upon satisfactory testing of such devices commencing in July 2000. All of the Company's production of the jointly developed products (the 8, 16 and 32-channel DWDM devices) for the first year is reserved for Molex, and thereafter Molex will have the option to purchase all of such products at fair market value for the succeeding three year period. The Company anticipates making sales of its products to customers other than Molex after the first year of production. To the knowledge of the Company, there are no other manufacturers of DWDM products on silicon using a sol-gel manufacturing process. Lumenon has chosen an optical chip form for its product development because it believes that this form and its licensed process will allow it to provide low cost, high volume manufacturing of high quality DWDM technology and devices that will be preferred over other presently available industry DWDM technologies, such as micro-optic thin film or fiber filters. The bases for the Company's belief are: (i) lower capital investment in equipment for the sol-gel process, because there is no need for vacuum thin film deposition and vacuum coating technology; (ii) less manual labor (piece-work assembly) is required to make the DWDM chip; (iii) fewer steps are required in the optical chip manufacturing process, which reduces the likelihood of manufacturing defects; and (iv) as the optical chip's channel count grows, the chip's cost does not increase proportionally. (See the "Business Strategy" and "Technology and Products" sections of this Item 1. for a description of the Company's products and its strategy for such products.)

Lumenon has focused on developing and producing DWDM devices and products because DWDM technology offers a bandwidth solution to a potentially large market, the telecommunications market. The telecommunications market includes long distance, local, metropolitan, business call (enterprise) and access markets, where bandwidth or information carrying capacity, is critical. The cost of installation of DWDM technology is significantly lower than that of installation of new fiber to add capacity, which latter installation includes costs associated with construction, purchases of rights of way, work and regulatory permits and weather delays.

The functional currency of the Company is the Canadian dollar. All amounts presented in this Form 10 in Canadian currency are identified as such. Other amounts are expressed in United States dollars.

Industry Background

Survey data on the size of the global and North American DWDM markets vary somewhat from source to source, though all surveys point to the fact that the DWDM market is large and growing. The U.S. market for DWDM systems in 1995 stood at approximately US$50 million. According to Laser Focus World, the North American DWDM market reached US$1.3 billion and the global market for DWDM systems grew to US$2.2 billion in 1998. Communications Industry Researchers, Inc., an industry authority, reports that DWDM and related optical technologies will grow to a market of US$7.6 billion by 2003. Manufacturers of DWDM systems that use DWDM devices include Lucent Technologies, Inc., Ciena Corp., Alcatel, Pirelli, Nortel Networks Corp., NEC and Fujitsu. Several of these systems manufacturers (Lucent, Ciena, Alcatel, Pirelli and NEC) also manufacture DWDM products. Other DWDM component suppliers include, but are not limited to, JDS-Uniphase Corp., Photonic Integration Research Incorporated (PIRI), Gould, E-Tek Dynamics, Inc., Instruments SA, Corning OCA, Ditech Communications Corp., DiCon, Sumimoto, and Bosch. Large companies like AT&T Corp. and MCI WorldCom Inc. are part of the DWDM market. AT&T has used equipment supplied by Lucent Technologies, while MCI has used DWDM equipment supplied by Pirelli, Hitachi Ltd. and Nortel.

Optical fiber networks have been widely deployed by telecommunications service providers for both domestic and international carriage. However, recent increases in information traffic, growing competition and increased demand for reliability at lower cost have required carriers to enhance the service they provide. With the popularity and increased usage of the Internet, new users and applications are putting pressure on the existing network capacity and performance of service providers. Service providers are continually in need of network improvements and increases in their available bandwidth in order to stay competitive. They are looking for ways to optimize their investment in their existing network and a low cost solution to increase capacity.

         Unprecedented Growth of Information Traffic

The growth in information traffic is largely attributable to the widening use of the Internet, increased use of distributed computing, e-mail, e-commerce, video conferencing, telecommuting, audio transmission and networking. The flow of traffic has also increased by the growing capacity and processing speed of data communications equipment, like Asynchronous Transfer Mode (ATM) switches and Internet Protocol (IP) routers and the development of high bandwidth network access technologies, such as cable modems, hybrid fiber coaxial architectures and digital subscriber lines.

         Changes in Demands of Traffic

The telecommunications industry is now seeing traffic change from voice to data-dominated traffic as computers increasingly process and send more information across networks with greater speed and in greater quantity than the quantity for which voice-centered networks were designed. New data-handling protocols have been introduced to handle data more efficiently. New data communications equipment has been designed and created to route and switch data transmission at very high speeds.

         Competition

Widespread telecommunications industry deregulation in the United States has resulted in increased competition among service providers and, as some industry analysts believe, increased the need for greater bandwidth capacity on networks. As carriers seek to differentiate themselves from competitors, they have emphasized high capacity technology to sell their services.

         Reliability

Consumers and generators of information are becoming more dependent on network reliability. Some analysts believe that in the future end-users will be less tolerant of service interruptions. Network carriers have responded by introducing fiber optic networks that can tolerate cable cuts or other equipment failure between two points. These networks frequently utilize a "ring architecture" in which routes are linked in a ring configuration, permitting rerouting of traffic along the reverse path of the ring in the event of a service interruption occasioned by a fiber optic cable cut or other equipment failure. Ring architectures (see diagram below) require twice the fiber capacity of non-ring systems. These system designs therefore place greater bandwidth demand on existing fiber networks.

         [Graphic omitted. Depiction of ring architecture of fiber optic system illustrating redundant pathways.]

Other capacity constraints on fiber optic networks include technologies such as digital subscriber lines (DSL), which promise higher optical network access speeds to businesses and residences. When speeds in excess of a megabit are more widely accessible, they will impose additional strain (demand for bandwidth) on the optical network backbone. According to W. Carter, an industry analyst, such constraints can be resolved by utilizing DWDM technology. Dense Wavelength Division Multiplexing is a technology that allows multiple wavelengths of light (the information carrier) to be transported on a single fiber optical strand, increasing the carrying capacity of optical fiber and transmitting information at the speed of light. The multiplexing component of the DWDM is a method that allows different wavelengths of light (that is, different colors or channels of information) to be added to the optical fiber, which means more (dense)
channels or communication pathways are added to existing optical fiber for simultaneous transport. To date, the solution to resolve capacity constraint has been to add or lay additional fiber and to use one of three kinds of DWDM devices presently available: circuits that have been etched into chips, dielectric filters or fiber Bragg gratings. Existing DWDM devices require that the wavelength channels be transmitted through large component parts, reducing the service providers' flexibility in network design and performance capabilities. The advantage of the Company's newly developed DWDM technology, as an alternative, is its ability to increase the capacity of information on existing fiber through a less costly and less labor intensive process and in small component parts (if desired). (See the "Overview" section, third paragraph, last sentence, and the "Business Strategy"section, fourth paragraph of this Item 1. for information concerning the costs of and differences between the Company's DWDM technology and other DWDM technology and alternative capacity solutions.)

Lumenon, through its licensed manufacturing process called PHASIC(TM), expects to be able to accommodate low cost, high volume production of optical chips. PHASICTM stands for Photonic Hybrid Active Silica Integrated Circuit, which refers to the materials and processes Lumenon uses to produce its DWDM devices in the form of an integrated optical circuit on silicon microchips similar to those used in computers. The optical circuit consists of a collection of micron size array waveguide gratings ("AWG") that have been arranged to combine (multiplex) or separate (demultiplex) light at the telecommunications wavelength near 1.55 microns. More specifically, the Company uses proprietary "hybrid glasses" (a glass-polymer solution) for making its AWG and a simplified manufacturing process for creating its optical circuits on silicon. The hybrid glass can be used to print (through light) circuits on chips without the costly vacuum etching process and the use of manual labor for assembly of micro-optic devices. The Company expects to be the first to introduce hybrid glasses for use in integrated optics.

The optical chip has an optical circuit on it analogous to the micro-electronic circuit that is produced on silicon microchips used in computers. Optical circuits can be made with 4, 8, 16, 32, 64 and more channels to transport different optical signals (light) carried at different wavelengths. Light signals are combined and separated on the optical chip by taking advantage of the differences in the length of the individual waveguides in the AWG. These path differences translate into optical phase differences. This means that light of a given wavelength (a given optical channel) can be combined with others for input to an optical fiber (multiplexing). With the same device, light can also be separated for output to individual optical fibers (demultiplexing). This technology simplifies the process while providing a product and technology that can be adapted to the industry's changing needs.

Plan of Operations

Lumenon's plan of operations for calendar year 2000 is focused on finalizing its 8, 16 and 32 channel DWDM devices and bringing them to market by mid-2000 under the Teaming Agreement. Over the next five months, product development at Lumenon's existing pilot facility, which is capable of producing up to 20 chips per day, will focus on four aspects: (i) defining processing sequences and conditions (wafer coating, photolithography, etc.) that distinguish fabrication of 8 channel from 16 and 32 channel DWDM devices, (ii) use of this information to guide the selection and implementation of automation of equipment for higher volume manufacturing of these devices in a larger manufacturing facility (described below) planned for operation in mid-2000, (iii) establishing quality control criteria for the Company's processes and operations, and (iv) upgrading its on-site DWDM packaging and fiber pigtailing capability for its optical chips. The Company plans (i) to complete the construction of its larger manufacturing facility by mid-2000, which will be capable of producing up to 500 units per day in 2001 and up to 1,000 units per day in 2002, (ii) to increase its work force to approximately 175 persons to fully staff this facility, and
(iii) to commence marketing activities for its DWDM products. (See "--Manufacturing"and Item 3. Description of Properties for information in respect of the proposed facility.) For more detailed description of the Company's future plans and the products to be developed and manufactured, see the "Business Strategy" and "Technology and Products" sections of this Item 1. The Company is a development stage company that has not had product revenues to date and is thus subject to numerous risks, including risks associated with product development, growth, manufacturing and competition. See "Risk Factors" generally.

Research and Development

Research and development activities for the first three months of calendar year 2000 will be centered on finalizing the packaging of Lumenon's DWDM products, specifically the 8, 16 and 32-channel DWDM devices and optimizing their manufacture. Lumenon intends to unveil its initial products at the Optical Fiber Conference (OFC) to be held in Baltimore in March 2000. After launch of its products, Lumenon will apply its capabilities to product improvements, which will include finalizing manufacturing processes, refining of product format (including packaging) and device testing. The Company will also focus on developing new products that it judges to be of value to the photonics market. See, "Risk Factors - Difficulties Inherent in New Product Development," "Short Product Lifecycles; Declining Average Selling Prices and Fluctuating Industry Conditions," and "Weakness in Intellectual Property Protection; Possible Infringement by the Company" for those risks associated with the development of the Company's products.

Manufacturing

Lumenon is finalizing negotiations with Liberty Sites Ltd., an industrial park located in Ville St-Laurent, a suburb of Montreal, Canada for the lease and construction of Lumenon's larger manufacturing facility. The planned 32,000 square foot manufacturing facility will feature materials preparation, fabrication, packaging, optical test and quality control facilities. This larger facility will house the Company's corporate infrastructure and large-scale production facilities for Lumenon's DWDM products. Upon completion of the construction of the building, Lumenon will commence the internal construction of the production facility, consisting of clean rooms and associated laboratories, and will install manufacturing equipment. See "Risk Factors - Substantial Future Capital Needs; Uncertainty of Additional Funding" for risks related to financing, constructing and equipping the new facility and "Manufacturing and Assembly Risks; Yield Risks" for risks associated with the Company's manufacture of its products.

The Company's existing pilot facility has a capacity of 20 units per day and will be used for manufacturing until the second larger facility is operational. Once the larger facility is operational, it is Lumenon's intention to reconfigure the existing pilot facility as an R&D facility with an ancillary production capability.

Employee Growth

As of January 17, 2000, Lumenon had 25 employees in Corporate, R&D and Operations. Over the next 12 months, Lumenon intends to increase the corporate team by up to three persons to a final strength of eight. The existing R&D team of 16 meets current requirements and will be increased at a measured pace as new requirements are identified. Most of Lumenon's personnel growth will be within the operations team, which will be required to increase its manufacturing component to approximately 70 persons to meet a production rate of 500 units a day over fiscal year 2001, and to 135 persons to reach a production rate of 1,000 units a day in fiscal year 2002. Most of the employees that Lumenon will hire will be technicians trained for a few months prior to full production. The remainder of the operations staff is intended to increase to 20 persons, including marketing and sales persons, a human resources staff and additional accounting and administrative staff. Combined with the employees remaining at the Dorval pilot facility, the total employee count is anticipated to be in the range of 175 employees by 2001. See "Risk Factors - Possible Inability to Manage Growth" and "Dependence upon Key Personnel; Need to Hire Additional Qualified Personnel" for risks the Company may face in hiring and retaining additional personnel.

Business Strategy

The Company believes that there is a commercial incentive for introducing DWDM technology in the form of compact or miniature optical chips that are manufactured in high volumes in a cost-effective manner for service providers who desire to lower overall costs while enhancing their services.

Currently, optical chips in the so-called "array waveguide grating" (AWG) format are used in DWDM technology. Companies that use the AWG format like PIRI, Kymata, Siemens and Lumenon make DWDM devices that perform in a similar way. However, DWDM devices can differ both in composition and method of fabrication depending on how they are processed.

AWG DWDM devices made by PIRI, Kymata and Siemens use a high temperature vacuum deposition process called "flame hydrolysis deposition" (FHD). This method employs a hydrogen-oxygen nozzle flame to burn the desired combinations of gases of silicon tetrachloride, phosphorous oxychlorides, chlorides of phosphorous, boron or germanium, for example, that may be transported by a gas like argon to a heated silicon wafer surface. Combustion of the gases produces a glass soot on the surface of a silicon substrate. The soot is melted and consolidated at high temperature (greater than 1,000oC) in a thermal process that may require six or more hours to complete. The procedure is repeated at least three times to achieve the final composition. The second coating step is usually followed by a series of coating and vacuum etching steps used to create the AWG component. In some cases, a thin section of polymer (a half wave plate) is inserted into the array waveguide section to desensitize the device to the polarization state of the light.

The DWDM devices produced by Lumenon differ in composition and method of fabrication. Lumenon's AWG devices are made of different materials (hybrid sol-gel glass); they are made by spin- or dip coating of fluids and at temperatures about 1,000oC lower than those used in FHD. The devices are created by photolithography directly in the hybrid sol-gel glass avoiding vacuum film deposition, and they have optical properties that can be changed over a broader range than those provided by commercial forms of FHD. The latter difference allows Lumenon to make smaller DWDM devices or miniature chips (measuring smaller than 5 cm x 5 cm) than those produced by FHD. Smaller devices permit manufacturers of DWDM systems to make more compact products so their systems can be deployed in locations where space is limited, providing more design flexibility. The difference in the materials and method of fabrication used by Lumenon also allows it to make AWG devices more simply (through a simplified process), using less costly equipment, faster and in larger quantities per unit of processing time than FHD component manufacturers. The Company believes, at present, that no other manufacturer utilizes the sol-gel method in the commercial production of optic devices for use in the DWDM market. Additionally, another method of producing DWDM technology, Chemical Vapor Deposition (CVD), is being explored by another company, Lightwave Microsystems.

Lumenon's goal is to provide high quality, low cost DWDM devices. The Company selected its PHASICTM process because it believes that high volume manufacturing methods similar to those used by the microelectronics manufacturing industry are necessary to meet telecommunications customer demands for high volume, low cost and reliability. The Company believes that its materials, design tools and process give it a technological edge that will allow it to cut component costs, resulting in higher yield optical chip production, similar to the results created when the microelectronics industry lowered costs in manufacturing integrated circuits. See the "Industry Background" section of this Item 1. in relation to the current needs of the market and "Risk Factors," generally, detailing the potential risks the Company faces in producing its products at lower cost and in greater volume.

Lumenon intends to market 4, 8, 16, 32 and 64-channel DWDM products that it has designed. The Company has begun producing, testing and manufacturing a limited number of 8-channel product devices with production and testing of its 16 and 32 channel product devices to be completed by June 2000. In addition, the Company intends to offer services based on the Company's capability to design new customized DWDM devices according to specific client needs. These needs may include, among others, channel count, channel spacing, central wavelength and optical loss characteristics. Services may include product troubleshooting, product repair, product improvement and adaptation to client needs. The Company's DWDM products may be subjected to a variety of industry applicable reliability performance tests that can be met and sustained by the Company's technology. DWDM products may be "feature-packed" in reference to size, reliability, performance, additional optical functionality (like Bragg gratings) combined with cost effectiveness. Because the DWDM is created on a silicon substrate, there is the potential for product enhancement by combining other features e.g., lasers, on the same silicon substrate. Lumenon intends to provide fiber connected or pig-tailed DWDM products to the telecommunications market, which includes long distance, local, metropolitan, business call and access markets.

Lumenon's products will address existing demand, and create conditions for expanded use of its devices and families of devices, by utilizing its technology and expertise for existing and new product development in a client-specific manner. For example, the Company is presently targeting an existing DWDM market that has for the most part, very specific needs, but because the Company manufactures its DWDM devices from a Platform Technology, it can use similar materials and processes to produce both devices related generally to the DWDM industry and optical internetworking and customized devices for the DWDM industry. Examples include optical chips for selectively adding or dropping wavelengths (channels) and optical cross-connects. Because the technology is a Platform, the Company can expand from its DWDM chip, building into new kinds of optical chip products beyond DWDM. The Company believes that customers may favorably view the idea of having optical devices that are all related to one another through a common (generic) technology. Photonics is a nascent industry and the Company believes that it will be necessary to work with customers closely to meet their specific needs. See, "Technology and Products - Platform Material Technology and Advanced Software Design Tools" regarding the ability of the Company's Platform Technology to be combined with other products and devices to create new products, including custom made products. In such a competitive industry, the Company faces many risks including market acceptance of its products and its ability to adapt its products to technological change, see "Risk Factors" - "Difficulties Inherent in New Product Development," "Competition," and "Short Product Lifecycles; Declining Average Selling Prices and Fluctuating Industry Conditions."

To implement its strategy, the Company intends to:

         Establish Technology Leadership

There are three primary  multiplexer  component  technologies  currently used in
DWDM: thin film filters (Thin Filters), fiber Bragg gratings (Bragg Gratings) and array waveguides (AWG). According to a recent report in Laser Focus World Supplement, "WDM Solutions," in 1998, Thin Filters held a 26% share of the DWDM market. AWG captured market share from Thin Filters in 1998, representing 47% of the DWDM market with Bragg Gratings having the smallest 1998 market share of 19%.

The Company believes that the three variables discussed below in detail will determine the relative successes of the competing technologies - (i) manufacturing cost per channel, (ii) size of the optical component and (iii) suitability to high volume manufacture, and it believes that its products, which are based on Waveguide technology, will enjoy an advantage in each case:

Manufacturing Cost Per Channel. In AWG technology, cost does not scale with an increase in the number of channels per chip because all channels are created simultaneously or in parallel. In other words, there is little increase in the cost of manufacturing a 8-channel, 16-channel or other channel DWDM AWG chip because the circuits and optical channels are all created in the same step. Whereas, for Thin Filter and Bragg Gratings technology, additional channels must be added sequentially (one at a time), increasing the complexity of the task and adding time and cost to the process. Thus, the current manufacturing cost per channel is lower for the AWG technology. However, the cost of making an AWG DWDM component will depend on the method and materials used. The Company's products are distinguishable from those of its competitors in their composition and method of fabrication. See the "Business Strategy" section, third and fourth paragraphs regarding the difference in the manufacturing and methods of fabrication used by the Company.

Size of Optical Components. Planar waveguide technology products are significantly smaller than those produced by competing technologies. Smaller devices are important because of space limitations in metropolitan area networks
(MANS), local area networks (LANS) and office systems, markets in which the Company anticipates greatly increased demand for optical chips, especially its chips whose designs are flexible, modular and scalable for the creation of small custom-made devices measuring 5cm x 5cm for example.

Suitability to High Volume Manufacture. The Company's manufacturing process is simpler, because the complexity of the process does not increase linearly with an increase in the number of channels per chip, as is the case with competing technologies, such as Bragg Grating or Thin Filters. The Company anticipates that as optical chip technology matures, customer demand and competition will drive down the price of chips. The Company's low temperature manufacturing process, which distinguishes it from other producers utilizing the waveguide technology, should permit lower cost production and higher product yield.

The Company's DWDM devices differ from other waveguide DWDM devices in several ways. The Company's AWG devices are made from different materials (hybrid sol-gel glass), which start out as fluids. This gives the Company the advantage of being able to use spin-coating and dip-coating methods to cover silicon wafers, rather than vacuum deposition techniques. The Company's glasses are made at temperatures about 1,000oC lower than those used in FHD chip production. This has the advantage of energy savings and much greater choice in the range of substrates e.g., glass, plastic, that might be used in the future to support

DWDM devices. Lumenon's DWDM optical chips are created by photolithography directly in the hybrid sol-gel glass. This avoids complex post-processing sequences in which chemical resists and masks must be used in conjunction with vacuum reactive ion etching methods to create the AWG for the DWDM. The properties of the hybrid glass materials can be altered so that the glasses have properties that are more like those of plastics or inorganic glasses or properties that are intermediate between plastics and glasses. This permits hybrid glasses to be adapted into more commercially usable and compact or miniature forms than those produced by FHD. Smaller DWDM devices also permit manufacturers of DWDM systems to make more compact products.

         Leverage Existing Customer Relationship and Develop New Relationships

In May 1999, the Company entered into a Teaming Agreement with Molex, a global manufacturer of electronic, electrical and fiber optic interconnection products and systems. (See, "Material Agreements Agreements with Molex" for more detail regarding such agreement). Under the Teaming Agreement, the Company and Molex agreed to jointly develop 8, 16 and 32-channel DWDM products for sale to Molex and distribution and marketing by Molex to other customers. Subject to testing of the Lumenon technology and proof of its manufacturing capability, Molex is committed to purchase a maximum of 400 units per month of Lumenon's 8, 16 and 32-channel DWDM production for the first 12 months, at gross cost to Lumenon plus 25%. The average revenue per unpackaged chip sold for the first year of production is currently estimated by the Company at approximately US $1,000 (CDN$1,470). After the first 12-month period, Molex has the option to purchase all of Lumenon's 8, 16 and 32-channel DWDM production at fair market value for the succeeding three-year period. This arrangement will provide a firm customer base for the Company's early production. The Company is presently testing its 8-channel devices and will complete testing of its 16 and 32 channel devices in the first half of calendar 2000. The Company also proposes to establish relationships with other telecommunications equipment manufacturers and with manufacturers in other industries with potential applications for its optical chips.

         Target Metropolitan Area, Local Area and Office Environments

The Company believes that much of the potential expansion of the markets for its products will occur not in long distance telecommunications, but in new markets, such as metropolitan area, local area and office environments. This is a result of technological advances and the potential to reduce manufacturing costs.
 The Company has chosen to target these market segments for DWDM technology because combined, they are anticipated by Pioneer Consulting, an industry authority, to account for market growth from US $200 million in 1998 to approximately US$1 billion in 2003.

         Expand Manufacturing Capability

The Company's prospective customers are expected to require high volumes of products manufactured to high quality standards at gradually decreasing prices. The Company will be required to expand beyond its existing pilot facility to a full scale manufacturing facility, with a production capability of 1,000 chips per day. The Company is finalizing negotiations for the lease of the 32,000 square foot facility discussed above to be constructed and equipped for production beginning in 2001. The Company estimates the necessary funding for such expansion to be approximately US$20 million (CDN$29 million) and is actively investigating potential sources for such funding. The Company plans to produce chips at the rate of 20 per day in July 2000 and to increase its capacity to 500 chips per day in 2001 and to 1,000 per day in 2002.

Technology and Products

Lumenon has begun making 8, 16 and 32-channel waveguide DWDM devices in the form of a miniature optical chip and has completed the design of its 4 and 64-channel DWDM devices. The suite of phased AWG (array wageguide gratings) DWDM devices are referred to as the [lambda]-PLEXTM family.

The Company uses a solution or liquid sol-gel process to produce its DWDM optical devices. Sol-gel processing converts molecules of silicon-containing compounds into a network of glasses. The Company produces its glass at temperatures below 200(0)C, which is considerably lower than the temperatures (greater than 500(0)C) otherwise used in the industry. The Company believes it is the only producer of compact or miniature Waveguide DWDM devices using a low temperature sol-gel process for its hybrid glass on silicon. The licensed low-temperature sol-gel process allows films of glass to be dip-coated or spin-coated onto silicon substrates in large quantities and at greater speed than vacuum coating. To keep costs down and volume production up, the Company uses conventional photolithography (also known as photomicrolithography) or an imprinting method to "print" optical circuits and devices directly into its hybrid glasses. The glass also contains a second monomer (an organic component) that can be polymerized when it is exposed to light in the ultra-violet end of the spectrum. Polymerization creates the optical AWG that comprises the DWDM technology. A pattern of the AWG is made by projecting an image of the pattern, exposing a patterned mask (an optical mask) to ultra-violet light. The light passes through the patterned openings of the mask and "writes" or "projects" the image directly into the micron-thin hybrid glass film on a silicon substrate. The procedure is similar to the way photographs are printed in a darkroom.

Platform Material Technology

Lumenon's licensed "hybrid glass" technology combines the features of inorganic silica glass and organic polymeric materials in a single matrix (material glass platform) , which the Company refers to as its Platform Technology. The "hybrid glass" provides a more flexible material for use in the design, fabrication and manufacturing of devices, resulting in greater adaptability and increased options within the performance of a DWDM system. This technology permits the manufacture of customized devices to meet a customer's specific needs. DWDM devices may be required to meet certain performance standards established by regulatory groups. Lumenon's DWDM technology can be adapted to meet such performance standards.

Lumenon believes it is the only producer to introduce a sol-gel technology for integrated optics that combines both polymer and glass material platforms in a single material base for integrated optics devices on silicon, using polymer photolithographic manufacturing methods long accepted by the semiconductor and microelectronics industries adapted by the Company to produce hybrid silica glass integrated optics devices. Based on its own experience in the research and development of the Platform Technology, the Company believes that it has a two-to three-year lead time over the industry competition that might arise in the production of optical chips from hybrid glasses. See the "Risk Factors" section below for the risks that the Company will encounter in efforts to compete successfully in its industry. The materials used to formulate the hybrid glasses are readily available "off-the-shelf" products supplied by well-known manufacturers like Dow Corning, Aldrich Chemical and Ciba Specialty Chemicals Ltd. Because the quantity of material used to make a device is very small (the films are less than 20 microns thick), the cost of the materials is less than 5% of the total cost of the DWDM product, making the material cost-competitive with silica or polymers. Additionally, the methodology used to manufacture such products avoids complex and costly processing and etching sequences, thereby reducing production costs. Through the use of the Platform Technology, the Company will, in the future, be able to target products for a customer's product line by supplying a variety of valuable customized products. For example, in the planar lightwave circuit market, Lumenon can market its products to meet the broadest possible range of applications. These applications might call for material properties very similar to those of glass. Alternatively, these applications might require material properties similar to those of organic polymers. Neither polymers nor silica alone are as flexible or adaptable as a hybrid glass. Further, other target products that could be produced and utilized in the telecommunications long-haul networks are Optical Add-Drop Multiplexers, Optical Cross Connects and Photonic Switches, which can create more transparent all-optical networks and replace many synchronous optical network ("SONET") sub-systems. The Company believes that the relative simplicity of its PHASICTM process, using hybrid glasses, will enable Lumenon to fabricate optical chips across the broadest range of lightwave market opportunities in high volume at lower cost. See the "Business Strategy" section, fourth and seventh paragraphs, and the "Technology and Products - Platform Material Techology" section, first paragraph of this Item 1. for information relating to the characteristics of the Company's manufacturing process.

Technological Leadership

Lumenon has assembled a team of scientists, engineers and technologists with broad expertise in materials formulation, photonic device design, hybrid glass integrated optics circuit fabrication, product definition, and industrial process engineering. This team presently consists of 16 persons employed full time to perform the following functions: materials and formulation (formulating and purifying chemical processing)(2 scientists and 2 technologists), microfabrication (making the devices)(2 engineers, 1 scientist, 1 technologist), theory and design (4 engineers), testing and packaging (2 engineers, 1 scientist, 1 technologist). This team has pioneered the development of "optical chips on silicon" based on proprietary formulations of hybrid glasses and the creation of software design tools and processing knowledge, privileged to Lumenon. The Company's triune technical structure comprises software development/optical circuit design, materials formulation, and process engineering. This combination of attributes should allow Lumenon to evolve as a significant provider of integrated optics products to the photonic industry, including local area networks and future Home Network applications.

Lumenon has also created a Technical Advisory Board to advise the Company on photonic market trends and technology and to assist in the development of an optical information technology "roadmap" for the Company's benefit. This board consists of three scientists with extensive experience and expertise in the industry.

Advanced Software Design Tools

The Company uses both proprietary and industry standard design tools to create its DWDM products. Lumenon has developed in-house theories and software algorithms for creating product designs such as the Company's complex phased Waveguide devices for DWDM. The Company is unaware of any commercially available design packages that compete with the Company's software capability. Whether or not other companies have developed software design tools of quality competitive with that of Lumenon has no impact on the business of the Company, which uses its software in a manner uniquely adapted to the optical materials and processes it has developed. The Company has also obtained licenses for industry standard computer aided design (CAD) and beam propagation method (BPM) software to model or design selected performance features of simpler devices, such as couplers and splitters. The Company uses the services of ADTEK Corporation to provide turnkey photomask service utilizing state-of-the-art resolution e-beam writing equipment, which allows the Company to concentrate its resources on the design of products, instead of creating and maintaining an in-house mask shop.

The Company has built a library of design tools and designed elements that can be used in modular form to assemble more complex device structures (multi-functional devices on a chip). Lumenon's technical marketing and design application engineers have a broad knowledge of integrated optics device systems design (architectures) and their integration in subsystems and systems. With such expertise, the Company will be able to develop optical chip products that are flexible, modular and designed to be deployed in existing and future networks and for use in modern data and telecommunications equipment. This modular approach facilitates the re-use of complex functional DWDM devices in new and customized designs, reducing Lumenon's DWDM product development cycles. The Company believes that a large library of complex functions is required to compete effectively in the market, especially in terms of cost and length of development cycles.

Manufacturing

Lumenon has commenced the manufacture of its DWDM devices in a pilot microfabrication facility custom- designed to meet its product performance objectives. The capacity of this existing pilot facility is 20 DWDM chips per day. The Company began producing its 8-channel large and small format optical chip DWDMs with 200 GHz and 100 GHz channel spacing in early 1999. Collectively, these DWDM devices belong to Lumenon's [lambda]-PLEXTM-TC-N family of DWDM chips. As of January 2000, Lumenon does not sell a finished product in the open market, as its entire first year of production of 8, 16 and 32-channel DWDM devices has been reserved for Molex under the Teaming Agreement. The current generation of 8-channel devices is undergoing testing, with 16 and 32-channel models to follow by the end of June 2000. Upon completion of testing, satisfactory to Molex, the 8-channel devices manufactured to date will be delivered to Molex for its use or for resale and distribution. As each channel device completes its testing phase to the satisfaction of Molex, it will be delivered to Molex. The Company has also entered development and test phases for pigtailing optical fiber to its DWDM devices, and for housing its optical chips in hermetic, semi-hermetic and non-hermetic packages.

Lumenon relies largely on its own processes for the manufacture of its products. In order to meet the projected demand for high volume, low cost photonic chip production, the Company will be required to conduct, equip and staff a full scale production facility. The Company anticipates increasing its manufacturing capacity from 20 chips per day in its existing facility to 500 chips per day in 2001 and 1,000 per day in 2002 in the new facility it proposes to construct and equip. The Company estimates the cost of such an initiative at US$20 million and is actively exploring potential sources of funding. There are a variety of risks associated with the construction and operation of a new facility, see "Risk Factors - Manufacturing and Assembly Risks; Yield Risks, - Substantial Future Capital Funds; Uncertainty of Additional Financing."

Proprietary Rights

Lumenon's future success and ability to compete are dependent, in part, upon its licensed technology. The Company relies in part on patent, trade secret, trademark and copyright law to protect its intellectual property. The Company is the licensee of three patent applications registered in the name of Ecole Polytechnique and McGill University under the terms of its License Agreement, which expires in October 2017. (See, "Material Agreements - Agreement with Polyvalor and McGill University" for a description of the terms of such agreement.) The three patents are:

1.      Title:         "Solvent-assisted      lithographic     process     using
                       photosensitive sol-gel derived glass for depositing ridge
                       AWG on silicon"

        Use:           intellectual  property  relating to the Company's sol-gel
                       process  used  to  make  the  Company's  optical  circuit
                       devices on a broad range of substrates, including silicon
                       through  simplified  photolithographic  processes and wet
                       etching  techniques,  which is fundamental to the success
                       of the Company's manufacturing process
        Country:       United States, Canada
        Status:        Allowed  Pending:  the  patent has been  accepted  by the
                       Patent  and   Trademark   Office  of  the  United   State
                       Department   of   Commerce   and  shall  be  issued  upon
                       submission of an issue fee

2.      Title:         "On-substrate cleaving of sol-gel waveguide"
        Use:           intellectual  property  used  to  make  optical  coupling
                       between   glass   fiber  and   optical   circuit   device
                       waveguides,  which  is  not  material  to  the  Company's
                       present production of products, but is relevant and being
                       sought  for  later   generation   products   planned  for
                       production.
        Country:       United States
        Status:        Pending:  the  patent was filed in early July 1999 and is
                       awaiting review and comment. The priority date for filing of the patent application in other countries is July 1, 2000.

3.      Title:         "Self-processing  of  diffractive  optical  components in
                       hybrid sol-gel glasses"
        Use:           intellectual  property used to make diffraction  gratings
                       in hybrid glass  without the need for device  development
                       steps,  which is not  material to the  Company's  present
                       production of products,  but is relevant and being sought
                       for later generation products planned for production.
        Country:       United States
        Status:        Pending  Provisional:   the  patent  is  pending  but  is
                       incomplete and the priority date for filing the completed
                       patent application in the United States and for extending
                       the patent  application in other countries is October 26,
                       2000.   The  Company  is  presently  in  the  process  of
                       finalizing the application.

The Company does not presently intend to seek patent protection elsewhere, because of the size of the potential United States and Canadian markets and because it is uncertain whether patents in other countries would provide significant additional protection.

There can be no assurance that any patents will be issued under the Company's current or future patent applications or that any issued patents will not be invalidated, circumvented, challenged or licensed to others. In addition, there can be no assurance that the rights granted under any such patents will provide competitive advantages to the Company. There can be no assurance that any patents issued to the Company will be adequate to safeguard and maintain the Company's proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying the Company's technology, designing around the patents owned by the Company or otherwise obtaining and using the Company's products, designs or other information. In addition, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, see "Risk Factors - Weakness in Intellectual Property Protection; Possible Infringement."

Lumenon's rights under the License Agreement expire in October 2017. It does not believe that the rights granted it thereunder will be of significant value after that date.

Lumenon also relies on confidentiality agreements to protect its proprietary rights. It is the Company's policy to require employees and consultants and, when possible, suppliers, to execute confidentiality agreements upon the commencement of their relationships with the Company. Litigation may be necessary to enforce the Company's intellectual property rights and to protect the Company's trade secrets, and there can be no assurance that such efforts will be successful. The Company's inability to protect its proprietary rights effectively would have a material adverse effect on the Company's business, financial condition and results of operations.

Many participants in the photonics and related communications industries have a significant number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent and other intellectual property infringement. Although the Company is not aware of any claim of infringement or misappropriation against the Company, there can be no assurance that third parties will not assert such claims in the future with respect to the Company's current or future products. The Company expects that companies will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Responding to such claims, regardless of merit, could cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Any such claims could also lead to time-consuming, protracted and costly litigation that would require significant expenditures of time, capital and other resources by the Company and its management. Moreover, no assurance can be given that any necessary royalty or licensing agreement will be available or that, if available, such agreement could be obtained on commercially reasonable terms.

Material Agreements

Agreements with Molex

On May 19 and June 21, 1999, Lumenon entered into several agreements (the "Molex Agreements") with Molex (NASDAQ: MOLX), based in Lisle, Illinois. Molex is a 60-year-old global manufacturer of electronic, electrical and fiber optic interconnection products and systems, switches, value-added assemblies, and application tooling. Molex operates 49 plants in 21 countries and offers approximately 100,000 products through a network of direct salespeople and authorized distributors. The Molex Agreements include a Teaming Agreement, a Stock Purchase Agreement, a Stock Restriction Agreement and a Registration Rights Agreement.

Under the Teaming Agreement, Lumenon and Molex agreed to jointly develop 8, 16 and 32-channel DWDM products for use in the DWDM market and other photonics markets. Subject to Lumenon testing and proving its technology and its ability to manufacture and deliver certain devices, Molex is committed to purchase the entire 8, 16 and 32-channel DWDM production of Lumenon at gross cost plus 25% for the first 12 months of production, up to a maximum number of 400 units per month. In the event Lumenon is unable to supply Molex on a timely basis with a commercially reasonable quantity of the devices (which may trigger termination of the Teaming Agreement) or in the event there is a change of control of Lumenon, Molex has the non-exclusive right to manufacture all components of the devices in return for a royalty of 25% of Molex's gross cost. After the first 12-month period, Molex will have the option to purchase all of Lumenon's 8, 16 and 32-channel DWDM production at fair market value for the succeeding three-year period. See - "Risk Factors - Dependence on Strategic Relationships; Customer Concentration" for the risks associated with the Company's dependence on Molex and "Business Strategy," sixth and seventh paragraphs, and "Technology and Products - Manufacturing" in this Item 1. regarding future production and marketing plans for the Company's products.

Under the Stock Purchase Agreement, Molex agreed to purchase 3,000,000 shares of the Common Stock of Lumenon (the "Common Stock") at a price of US$0.50 per share in two stages. The first closing was held on June 21, 1999 for 1,500,000 shares of Common Stock and the second closing is scheduled for March 2000 for an additional 1,500,000 shares of Common Stock. The second closing is contingent upon Lumenon's progress in proving its technology and its ability to manufacture and deliver certain DWDM devices. Lumenon also issued to Molex a warrant to purchase 1,666,667 additional shares of Common Stock at a price of US$0.90 per share, which was exercised on November 15, 1999.

In addition, Lumenon issued Molex a Services Common Stock Purchase Warrant to receive 5,800,000 additional shares of Common Stock in exchange for certain services to be rendered by Molex to Lumenon under the Teaming Agreement as part of the development of Lumenon's DWDM's technology. The warrant expires in June 2001 and the shares are issuable as Molex performs the services provided for under the terms of the Teaming Agreement. All rights relating to the warrant will be extinguished if Molex elects not to proceed with the second closing under the Stock Purchase Agreement.

Under the Stock Restriction Agreement, certain stockholders of Lumenon have agreed not to sell their respective shares of the Company to a competitor of Molex without Molex's prior consent. This agreement includes a right of first refusal and certain preemptive rights in favor of Molex, except that Lumenon can, without Molex's consent, issue up to 6,000,000 units (comprising one common share and a warrant for the purchase of one common share at a price of not less than US$0.90 per share) at a price not less than US$0.50 per unit to raise capital within the 24-month period ending in June 2001. The Stock Restriction Agreement also requires the consent of Molex for certain extraordinary actions relating to the governance of the Company and its operations. Certain rights or restrictions contained in the Stock Restriction Agreement terminate upon completion of a Public Sale or a Public Offering, as defined in the agreement, or if Molex elects not to proceed with the second closing under the Stock Purchase Agreement. The Stock Restriction Agreement will also terminate if the Teaming Agreement is terminated.

The net proceeds of the issuance of stock to Molex were added to the Company's working capital and are being used in part to accelerate the commercialization of the Company's DWDM products.

In December 1999, Lumenon and Molex began negotiation for the investment by Molex of an additional US$3 million in the Company's Common Stock subject to certain contingencies. The negotiations are expected to be complete in the near future. The proceeds will be used to finance in part Lumenon's planned manufacturing facility. See Item 3. Property. for more detailed disclosure regarding such facility.

Agreement with Polyvalor and McGill University

Lumenon entered into a license agreement (the "License Agreement") with Polyvalor, a Canadian limited partnership, as represented by its General Partner, Polyvalor Inc. and McGill University (together, Polyvalor and McGill University are referred to as the "Licensor") pursuant to which Lumenon acquired the exclusive right to produce, sell, distribute and promote products derived from using the patents and know-how, as such terms are defined in the License Agreement, of the Licensor subject only to the license granted to QPS Technology Inc. in May 1998. These patents and know-how are based on the work of Dr. Iraj Najafi at Ecole Polytechnique and Dr. Mark Andrews at McGill University and their respective team of collaborators. To date, QPS Technology Inc. has not demonstrated any desire or capability to utilize the license for production of any related technology or products. Lumenon will pay a royalty of 5% on gross sales, up to a maximum cumulative amount of $2,377,717 (CDN$3,500,000) to the Licensor until October 2017 at which time the License Agreement will expire. The Company does not believe that the rights granted it thereunder will be of significant value after that date. If this is not the case, the Company would seek to extend the term of the License Agreement. Polyvalor is a company created by Ecole Polytechnique for the purpose of commercializing the technology in which Polytechnique has an interest.

In connection with the License Agreement, the Company issued to each of McGill University and Polyvalor 750,000 shares of the Common Stock and granted them jointly the right to nominate one director to the Company's Board of Directors.

Customer Relations

In addition to the relationship created under the Molex Agreements, the manufacture of DWDM products implies that the Company will work in close association with DWDM system manufacturers. Examples of these manufacturers are Nortel Networks, Pirelli Cables and Systems, Alcatel, Lucent Technologies, and Ciena. Lumenon believes that it will be important to its success to work with customers directly to meet performance requirements in the design of its DWDM products and devices throughout the entire life-cycle of its products. This will allow the Company to foster a strong commitment to service, and to gain insights into its customers' future plans and needs, identify emerging industry trends and consequently deliver high-performance, cost-effective products with wide market appeal.

Competition

Previously, the solution to increasing the capacity of service providers in the industry was to add or lay additional fiber at large costs or to use one of the three existing technologies, the Thin Filters, Bragg Gratings and AWG to expand the information carrying capacity of existing fiber. However, the advantage of the Company's DWDM devices produced by its PHASIC(TM) technology, as an alternative, is its ability to increase the capacity of information on existing fiber through a less costly and less labor intensive process. See the "Business Strategy" section, fourth paragraph, and under "Establish Technology Leadership" section, first, second and third paragraphs of this Item 1. for the differences between the Company's technological devices and those manufactured using competing technologies.

There are several competitors producing DWDM products on the market, but Lumenon believes that it will distinguish itself from the competition by offering the most cost-effective choice, while retaining high performance standards. Manufacturers of DWDM systems that use DWDM devices include Lucent Technologies, Ciena, Alcatel, Pirelli, Nortel, NEC and Fujitsu. Several of these systems manufacturers (Lucent, Ciena, Alcatel, Pirelli and NEC) also manufacture DWDM products. Other DWDM component suppliers include, but are not limited to, JDS-Uniphase, Photonic Integration Research Incorporated (PIRI), Gould, E-Tek Dynamics, Instruments SA, Corning OCA, Ditech, DiCon, Sumimoto, and Bosch. Examples of emerging companies are Kymata Ltd., Lightwave Microsystems Corp.
(LMC), and Bookham Technology Limited. Lumenon believes that it can compete effectively because it will be capable of manufacturing its products in high volumes and at lower cost than that offered by competing technologies. The Company has developed materials and processes that use volume coating and optical circuit fabrication processes that it believes are simpler than those of its competitors, giving it a significant cost-performance advantage overall. For example, Photonic Integration Research Incorporated (PIRI) uses the more complicated method, "Flame

Hydrolysis Deposition" (FHD) which, requires very high temperature processing (greater than 1000oC) to create a glass soot or dust on silicon which is then thermally consolidated, and methods such as reactive ion etching and multi-level masks and resists are used to make its product. Other DWDM devices, like Bragg filters or Thin Filters, must be cascaded (linked together) to achieve higher channel counts to multiplex more information. Depending on the channel count, this method of cascading can give rise to DWDM devices housed in environments that for comparison may be half the size of a refrigerator. The optical chip approach adopted by Lumenon offers the advantage of compactness at the larger channel counts since there is no need to cascade. Lumenon's compact devices will allow manufacturers of DWDM systems more flexibility with the design of more compact products. Moreover, Lumenon believes that its Platform Technology will allow it to produce a broader range of products in the optical components markets related to optical networking than that of other competitors. This broader range of products may include optical chips that can be used for interconnection, power division and combination in personal computers, where price sensitivity is an issue. Lumenon believes that it is in a strong position to become a technological leader in the industry by introducing its new processes and by defining industry standards for volume optical chip manufacturing through the Company's low-temperature, lower cost processing of miniaturized chips and its customization of products. See the "Business Strategy" section, fourth and sixth paragraphs, of the Item 1. and the "Risk Factors" section generally for risks relating to the Company's technology and efforts to become a technology leader.

The Company expects competition to increase in the future from existing competitors and from companies that may enter the Company's existing or future markets, with similar or substitute solutions that may be less costly or provide better performance or features than the Company's products. To be successful in the future, Lumenon must continue to respond promptly and effectively to changing customer performance, feature and pricing requirements, technological change and competitors' innovations. The Company is reliant upon its licensed sol-gel manufacturing process under the terms of its License Agreement, described more fully in "Material Agreements - Agreement with Polyvalor and McGill University", for the development and production of its products.

The photonics industry has been marked by the emergence of start-up companies offering products at the component, sub-system and systems levels. Larger companies have been aggressive in acquiring start-ups for preferred competitive technological edge, to circumvent issues of increasing technological complexity, and to accelerate time-to-market product introduction, avoiding the cost and delay that would otherwise be inherent in in-house development. To date, no acquisition offers have been made to the Company nor are any anticipated by the Company in the foreseeable future. The Company's success will depend on its customers' acceptance of outsourcing as an alternative to in-house development by larger companies. Many of Lumenon's potential customers have substantial technological capabilities and financial resources. These customers may currently be developing, or may in the future decide to develop or acquire, products or technologies that are similar to or may be substituted for the Company's products and, this may diminish purchases of the Company's products.

A number of Lumenon's current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, to lower the price of their products substantially or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share.

Lumenon believes that its ability to compete successfully depends on a number of factors, both within and outside of its control. Such factors include including the price, performance and quality of the Company's and its competitors' products, the timing and success of new product and feature introductions by the Company, its customers and its competitors, the emergence of new standards in the optical communications industry, the development of technical innovations, the availability of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions.

Sales, Marketing and Technical Support

The Company is party to an agreement with Molex which reserves the Company's first year of production for Molex and also provides the Company with access to Molex's global distribution network. The Company will initially rely on this relationship for the marketing and distribution of its jointly developed products. This reliance on Molex poses an operating risk to the Company. See, "Risk Factors - Dependence on Strategic Relationship; Customer Concentration." In the event that this relationship changes and Molex is no longer able to provide Lumenon access to Molex's distribution network, Lumenon would sell its products through a combination of manufacturers' representatives, stocking representatives and distributors. Manufacturers' representatives would service the North American market. Outside North America, the Company would engage stocking representatives who would normally act as distributors, but may also act occasionally as commissioned representatives with respect to large volume orders. The Company plans to develop an international network that would include offices in North America, Europe, Asia-Pacific, Latin and South America. The Company would develop relationships with new distributors and representatives; however, the Company is unable to predict the extent to which these distributors and representatives would be successful in marketing and selling the Company's products.

The Company presently markets its developing products in trade journals to generate advance interest. Over the next 12 months, the Company will hire additional internal marketing and sales personnel to assist with the Company's efforts. See the "Plan of Operations - Employee Growth" section of this Item 1. regarding the Company's plans for additional hiring.

Lumenon believes that providing its clients with comprehensive product service and support is critical to maintaining a competitive position in the optical communications market. (See - "Industry Background.") The Company's practice will be to work closely with its customers to monitor the performance of its product designs and to provide application design support and assistance. The Company will also provide a valuable technical resource for consulting on photonic component trends and implementations. Technical data will be provided to customers through the Company's applications engineers, technical marketing and factory applications engineers and, if necessary, product designers and architects or system designers. Local field support will be provided in person or by telephone.

Lumenon intends to provide support at crucial stages of product development. During the design phase, the Company may sell software simulation models of each photonic component or device, to allow customers to simulate the performance of the product in their entire system before committing to it. In the future, the Company may also offer a line of evaluation modules, which are subsystems that are representative of a typical customer design. These modules would enable customers to evaluate the device, as well as hardware design and software development functions, without significant development effort on their part, thereby facilitating rapid time-to-market. Lumenon believes that close contact with these customers will allow the Company to tailor its products to the market and technical needs defined by key OEMs. Understanding its customers' particular problems enables the Company to design and develop solutions in its next generation of products.

Research and Development

The Company's research and development group focuses on developing new DWDM products and may in the future focus on enhancing its existing products or developing new products not related directly to DWDM. Product development input will be obtained from customers, strategic partnership arrangements, and through the Company's participation in industry organizations.

As of January 17, 2000, the Company's research and development staff consisted of 16 employees, all of whom are located in Dorval, Quebec and most of whom hold science, engineering or other advanced technical degrees. The Company's gross research and development expenditures from inception to June 30, 1999 and during the quarter ended September 30, 1999 were US$141,900 (CDN$208,879) and US$252,750 (CDN$370,819) respectively. The research and development expenses, net of research tax credits, during the period from inception to June 30, 1999 were partially offset by government tax incentives in the aggregate amount of US$23,244 (CDN$34,218) and of US$23,988 (CDN$35,193) during the quarter ended for the period from inception to September 30, 1999. The Company expects that it will commit substantial resources to research and development in the future. Lumenon aggressively pursues government funding for research and development and contracts with local universities for research and development assistance.

History of Company

Lumenon's principal place of business is located adjacent to Montreal International Airport - Dorval at 9060 Ryan Avenue, Dorval, Quebec. The Company was incorporated in the state of Delaware in February 1996 under the name of WWV Development, Inc. In July 1998, under an acquisition plan, the Company acquired all of the issued and outstanding shares of Lumenon Innovative Lightwave
Technology, Inc., a Canadian corporation ("LILT") founded in March 1998 by Professor S. Iraj Najafi of the Ecole Polytechnique, Montreal (an engineering school), and Professor Mark P. Andrews of McGill University, Montreal. Upon consummation of the acquisition plan, the Company changed its name from WWV Development, Inc. to Lumenon Innovative Lightwave Technology, Inc. As
consideration for such acquisition, the Company issued 12,200,000 shares of Common Stock to the shareholders of LILT, which resulted in a change in control of the Company. Under applicable accounting rules and policies, LILT is deemed the acquiring corporation and the financial information contained herein is that of LILT, as consolidated with Lumenon.

Risk Factors

Investment in the Company's securities involves a substantial degree of risk, should be regarded as speculative and should be considered only by persons who can reasonably afford a loss of their entire investment. Stockholders and prospective investors should carefully consider, in addition to the other information contained in this Form, the following factors relating to the Company and its business.

Risks of a Development Stage Company

Lumenon was founded in 1998. It is a development stage company and, to date, has not generated revenues from sales of its products. Accordingly, the Company's operating history provides no basis for evaluating the Company and its prospects. The Company must, among other things, successfully develop and commercialize its products, respond to competitive developments, attract, retain and motivate qualified personnel, expand its operations and market and sell products incorporating its technology in volume and at profitable prices to achieve or sustain significant revenues or profitability.

The Company's future will depend on its ability to develop and commercialize products based upon its licensed technologies. The Company's first product, the DWDM optical chip, has only recently entered pilot production in limited quantities and the Company expects to make only limited shipments of chips in 2000. Even if the Company's products appear to be promising at commercial launch, they may not achieve market acceptance, may be difficult or diseconomic to produce in large volumes, fail to achieve expected performance levels, have a price level that is unacceptable in the industry or be precluded from commercialization by the proprietary rights of others.

Projected Future Losses

The Company expects to invest considerable resources in developing and marketing new products. It anticipates that its operating expenses will increase substantially in the foreseeable future as it continues to develop its technology and products, increases its sales and marketing activities, and expands its assembly operations. It also anticipates that it will not recognize revenues from product sales before the second quarter of 2000. The Company therefore expects to incur losses for the balance of 2000. The extent of future losses and the time required to achieve profitability, if achieved at all, is highly uncertain. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

Difficulties Inherent in New Product Development

The Company's business, financial condition and results of operations will depend on its ability to become a key supplier of products to the photonics industry. The Company's target markets are intensely competitive and characterized by rapidly changing technology, evolving industry standards and declining average selling prices. The Company must anticipate the features and functionality that its original equipment manufacturer ("OEM") customers and their end-user customers will demand, incorporate those features and functionality into products that meet the exacting design requirements of such customers, price its products competitively, and introduce products to its OEM customers within the limited window of market demand. The success of new product introductions is dependent on several factors, including proper new product definition, the timely completion and introduction of new product designs, the ability of OEM customers to effectively design and implement the manufacture of new displays that incorporate the Company's products, the quality and performance of new products, the differentiation of new products from those of the Company's competitors and market acceptance of the Company's and its OEM customers' products.

New products are generally incorporated into an OEM customer's product or system at the design stage. Design wins, which can often require significant expenditures by a vendor such as the Company, may precede the generation of volume sales, if any, by a year or more, thus the Company may not produce design wins and such design wins may not result in significant future revenues due to the related expenditure.

Short Product Lifecycles; Declining Average Selling Prices and Fluctuating Industry Conditions

The Company's target markets are subject to continuous, rapid technological change, including evolving industry standards, frequent introduction of new products, anticipated and unanticipated decreases in average selling prices and fierce price competition. Such conditions often result in short product life cycles and require the timely introduction of new products and substantial expenditures for ongoing research and development activities. To compete successfully, the Company must bring its products to market in a timely fashion and at competitive prices, continue to enhance and improve its products, and successfully develop and introduce new products that meet evolving industry standards and changing needs of end users. Competitive pricing pressures from other technologies may lead to lower margins than expected. As the markets for its products continue to develop and competition increases, the Company anticipates that product life cycles will shorten and average selling prices will decline. In particular, average selling prices and, in some cases, gross margins for the Company's products will decline as the Company's products mature. Thus, the Company will need to introduce new products to maintain average selling prices and low product costs.

The Company will be required to enhance its products and to develop and introduce on a timely basis new products that address the evolving needs of its customers. The development of new products and the incorporation of new or enhanced technologies into the Company's products in the future, even if successful, may require greater development time and expense than anticipated by the Company. Because of the complexity of its products and the associated assembly processes, the Company could experience delays from time to time in completing development and introduction of its products, which could adversely affect the success of those products.

Manufacturing and Assembly Risks; Yield Risks

The assembly of the Company's products is a complex process, requiring a clean room and precision assembly equipment. Minute levels of contaminants in the assembly environment, defects in cells, difficulties in the assembly process or other factors can cause a significant number of chips to be nonfunctional or have unacceptable defects. Many of these problems are difficult to detect and time consuming or expensive to remedy.

The Company has never assembled products in commercial quantities. The Company may encounter difficulties in scaling up production of its products relating to, among other things, quality control and assurance, component supply and availability of qualified personnel.

The Company's reliance on its own assembly facility to assemble its products could involve significant risks, including potential lack of adequate capacity, technical difficulties and events limiting production, such as fires or other damage to production facilities. Furthermore, if demand for the Company's products increases, the Company will need to expand assembly capacity by building another facility in an alternative location and by relying on contract manufacturers. Building another facility will require a substantial capital outlay and will involve the risks inherent in any manufacturing endeavor, including poor production yields, technical difficulties with process control, and events limiting production. As a result of one or more of the foregoing factors, the Company could experience significant yield problems.

Dependence on Equipment Suppliers and Contract Manufacturers

The Company relies on outside suppliers for certain equipment to be used in its manufacturing process. The Company does not maintain long-term agreements with any of such suppliers. If equipment material to the manufacturing process were to malfunction, the Company would at a minimum experience delays in the shipment of its products and could be required to qualify an alternative source of supply. Delays in shipment could result in the loss of customers, limitations or reductions in the Company's revenues and other adverse effects on the Company's operating results.

The Company may rely on contract manufacturers for the development, manufacture and supply of certain components of its products. Risks associated with the Company's potential dependence upon third party manufacturing relationships include reduced control over delivery schedules, lack of quality assurance, poor manufacturing yields and high costs, potential lack of adequate capacity during periods of excess demand, unavailability or interruption of access to certain process technologies and potential misappropriation of the Company's intellectual property. There can be no assurance the Company will be able to enter into such manufacturing contracts on commercially reasonable terms, if at all, or that the Company's current or future contract manufacturers will meet the Company's requirements for quality, quantity or timeliness. If the supply of any such components is interrupted, components from alternative suppliers and contract manufacturers may not be available in sufficient volumes within required time frames, if at all, to meet the Company's production needs.

Dependence on Strategic Relationships; Customer Concentration

The Company's initial marketing strategy is dependent upon the efforts of Molex. Termination of the Molex Agreements or the Company's failure to secure additional partners could materially and adversely affect the Company's business, financial condition and the results of operations. For the foreseeable future, the Company intends to market its products to only a limited number of leading OEM customers. The Company will rely on its OEM customers to develop their own systems, creating demand for the Company's products. OEM customers, including Molex, may be expected to exert considerable leverage in negotiating purchases from the Company. The Company anticipates sales to OEM customers to be made on lower margins and on other less favorable terms, such as marketing exclusivity, milestone requirements and onerous cancellation provisions. The telecommunications equipment industry is dominated by a small number of large companies and has undergone considerable consolidation. Continued consolidation would further reduce the number of potential customers in that industry.

Competition

The photonics industry is highly competitive and is presently characterized by price erosion, declining gross margins, rapid technological change and product obsolescence. The Company expects such conditions to continue as existing technologies are refined and as new technologies enter the marketplace. The Company's competitors include large companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, greater name recognition and longer standing relationships with customers than the Company. The Company's competitors include both companies already manufacturing large volumes of products based on established technologies, as well as companies selling emerging technological solutions. Potential competitors include the Company's own customers, which may determine to manufacture products competitive with those of the Company, rather than purchasing the Company's products. There can be no assurance that potential competitors have not developed or will not develop comparable or superior technology and products. (See Item 1. "Business - Competition.")

Possible Inability to Manage Growth

The Company's success will depend on the expansion of its operations and the effective management of growth, which will place a significant strain on the Company's management, operations and financial resources. In particular, once the Company begins volume assembly of its products, the Company's operations are anticipated to expand substantially. To achieve its business objectives, the Company will be required to invest in additional engineering, manufacturing, marketing, sales, administrative and management personnel, as well as additional equipment, facilities, information technology and other infrastructure. The
Company will also be required to continue to implement and improve its management, operational and financial systems, procedures and controls, and to expand, train and manage its employee base. Because the Company has had little experience with the assembly, marketing or sale of its current and planned products in large quantities, there can be little assurance that the Company will be able to expand its business rapidly enough or manage this growth in a manner adequate to successfully commercialize its technology. In particular, there can be no assurance that the Company will be able to expand its employee base or physical infrastructure adequately to meet the needs of its expanded operations, or that the Company's management, operational and financial systems, procedures and controls will be adequate to maintain and effectively manage future growth. Inaccuracies in the Company's forecasts of market demand could result in insufficient or excessive assembly facilities and excessive fixed expenses for its operations.

Dependence Upon Key Personnel; Need to Hire Additional Qualified Personnel

The Company's success will depend to a significant degree upon the continued services of key management, technical, and scientific personnel, including Dr.
S. Iraj Najafi, the Company's President and Chief Executive Officer, Dr. Mark Andrews, the Company's Chief Technical Officer, and Dr. Chia-Yen Li, the Company's Chief Operating Officer. In addition, the Company's success will depend on its ability to attract and retain additional management and other highly skilled personnel. Currently, the Company is seeking to hire, among other employees, skilled engineers to operate, improve and refine the Company's assembly process. The Company's competitors for qualified personnel are often long-established, highly profitable companies and the process of hiring such qualified personnel is often lengthy. The Company's management and other employees may voluntarily terminate their employment with the Company at any time. The Company does not currently maintain key-man life insurance on any of its personnel. (See Item 5. "Directors and Executive Officers.")

Substantial Future Capital Needs; Uncertainty of Additional Funding

The Company anticipates that it will require substantial additional funding over the next several years to develop its technology, commercialize its products and to expand assembly capacity. In particular, the Company anticipates requiring approximately US$20 million to construct and equip a high volume assembly facility and upgrade its existing facility. The Company's capital needs will depend on a number of factors, including, but not limited to, the number of new product development programs the Company undertakes, the rate at which the Company develops and commercializes its technologies and products and expands its assembly processes, the response of competitors, the level of customer and end-user acceptance of the Company's products, competing technological developments and changes in market demand. In addition, if the Company experiences delays in the development or commercialization of its technology and products, its capital needs may increase substantially, and it may be required to expend capital resources faster than projected.

The Company expects to raise additional working capital primarily from the following sources: (i) sales of equity or debt securities, (ii) equipment leasing and other secured debt financing, and (iii) manufacturing and other strategic partners. If the Company raises additional funds through the incurrence of debt, it may become subject to restrictive financial covenants and its interest obligations will increase. If the Company raises additional funds through the issuance of equity, the holders of the Company's equity securities may experience substantial dilution.

No assurance can be given that additional funding will be available on commercially reasonable terms, or at all. Failure to obtain sufficient funding may require the Company to delay or abandon some or all of its anticipated expenditures, to curtail its operations significantly, to sell assets, or to license to third parties potentially valuable technologies that the Company currently plans to commercialize itself, all of which will adversely affect the Company's ability to compete.

Lack of Sales and Marketing Experience

The Company has no experience in marketing, selling and distributing its products. The Company's future profitability will depend on its ability to develop an effective sales force. Competition for employees with sales and marketing experience is intense. There can be no assurance that the Company will be able to attract and retain qualified salespeople or that the Company will be able to build an effective sales and marketing organization.

Risks of International Sales and Operations

The Company expects that international sales will account for a significant portion of the Company's total revenues. International sales and operations are subject to a number of risks, including the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability or conflicts, trade restrictions, changes in tariffs and taxes, challenges to patents and other intellectual property rights, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships and general economic conditions. In addition, as the Company expands its international operations, it may be required to invoice its sales in local currencies, the value of which may fluctuate in relation to the Canadian and U.S. dollars.

Weaknesses in Intellectual Property Protection; Possible Infringement by the Company

The patent positions of technology companies, including the Company, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. There can be no assurance that the Company's patent applications will result in patents being issued or that any issued patents will provide protection against competitive technologies or will be held valid if challenged or circumvented. Others may independently develop products similar to those of the Company or design around or otherwise circumvent patents issued to the Company.

There can be no assurance that others will not assert claims against the Company that result in litigation. Litigation, regardless of its outcome, would result in significant cost to the Company as well as diversion of management time. If any of the Company's products were found to infringe any third party patent, and such patent were determined to be valid, the Company could be prevented from practicing the subject matter claimed in its patents or be required to obtain licenses from the patent owners or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. In addition, the Company could suffer significant monetary damages.

In addition to patent rights, the Company also relies on trade secret and copyright law, and employee and third-party nondisclosure agreements to protect its intellectual property rights in its products and technology. There can be no assurance that these agreements and measures will provide meaningful protection of the Company's trade secrets, copyrights, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure or that others will not independently develop substantially equivalent proprietary technologies. Litigation to protect the Company's trade secrets or copyrights would result in significant cost to the Company as well as diversion of management time.

The laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property in such markets.

Burdens of Compliance with Environmental Regulations

The Company's operations and assembly processes are subject to certain federal, state and local environmental protection laws and regulations. These laws and regulations relate to the Company's use, handling, storage, discharge and disposal of certain hazardous materials and wastes, the pre-treatment and discharge of process waste waters and the control of process air pollutants. The Company has implemented procedures to effect compliance with these laws and regulations. The Company has also initiated safety programs, including training of personnel on safe storage and handling of hazardous materials and wastes. The Company believes that it is in compliance in all material respects with applicable environmental regulations. Environmental laws and regulations, however, may become more stringent over time and there can be no assurance that the Company's failure to comply with either present or future regulations will not subject the Company to significant litigation expenses, compliance expenses or fines, or production suspensions.

Continued Control by Insiders

As of the date hereof, the Company's management, Molex, Polyvalor and McGill University collectively own approximately 60.35% of the Company's outstanding Common Stock. Such stockholders determine the composition of the Board of Directors and will be able to determine the outcome of corporate actions requiring stockholder approval. This ability may have the effect of delaying or preventing a change in control of the Company that may be favorable to other stockholders or causing a change of control of the Company that may not be favored by other stockholders.

Under the Molex Agreements, Molex will acquire the non exclusive right to manufacture and sell the 8, 16 and 32 channel devices in the event of a change in the control of the Company. In addition, under the Stock Restriction Agreement with Molex, Molex has rights of first refusal with respect to any sale of stock by certain stockholders of the Company. Such rights of Molex may have the effect of delaying or preventing a change in control of the Company that may be favorable to stockholders other than Molex. (See Item 1. "Business - Material Agreements - Agreements with Molex.")

Potential Anti-Takeover Provisions

Certain provisions of the Company's Certificate of Incorporation and By-Laws and of Delaware law could have the effect of making it more difficult for another party to acquire or of discouraging another party from attempting to acquire the Company. For example, the Certificate of Incorporation and By-Laws permit the Company to issue Preferred Stock with rights senior to the Common Stock in respect of voting and dividend rights and rights upon liquidation without any further vote or action by stockholders and provide for a classified Board of Directors. Although the Company has no present plans to issue Preferred Stock, its issuance could have the effect of delaying, deterring or preventing a change of control and could make it more difficult for holders of Common Stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions approved by incumbent directors. Additionally, any such issuance of Preferred Stock may have preference over and negatively affect the rights of the holders of Common Stock. Furthermore, the board of directors is divided into three classes, only one of which is elected each year.

Outstanding Options and Warrants

As of February 1, 2000, the Company had outstanding options to purchase an aggregate of 2,457,500 shares of Common Stock at a weighted average exercise price of US$3.87 per share and outstanding warrants to purchase an aggregate of 3,467,211shares of Common Stock at a weighted average exercise price of US$1.98 per share. The exercise of outstanding options and warrants will dilute the then current stockholders' ownership of Common Stock, and any sales in the public market of shares acquired upon such exercise could adversely affect prevailing prices of the Common Stock. Moreover, the terms on which the Company would be able to obtain additional equity capital could be adversely affected, because the holders of options and warrants can be expected to exercise them at a time when the Company would in all likelihood be able to obtain needed capital on terms more favorable than those provided by such securities.

No Dividends

The Company has never paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. Any future earnings of the Company will be used to finance its growth.

Possible Volatility in Market Price for Common Stock

The market price of the Common Stock has undergone both a significant increases and significant decreases in the past several months. Such market price could be subject to significant future fluctuations in response to various factors and events including among others, the depth and liquidity of the trading market for the Common Stock, quarter-to-quarter variations in the Company's operating results and the correlation of such results with the expectations of stockholders and the investment community, the introduction of the Company's products and conditions in the Company's industry. In addition, from time to time, the public markets, and in particular the share of high technology companies, have experienced broad price and volume fluctuations that often have been unrelated to the operating performance of issuers.

ITEM 2.  FINANCIAL INFORMATION.

Selected Financial Information

The following table sets forth selected financial data for the Company for the periods indicated, derived from financial statements prepared in accordance with generally accepted accounting principles in the United States that have been audited by KPMG LLP, Montreal, Canada, for the periods ending June 30, 1999 and December 31, 1998. The data set forth below should be read in conjunction with the Company's financial statements and notes thereto and "Management's
Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected financial data for the three months ended September 30, 1999 and for the period from inception through September 30, 1988 presented below were derived from unaudited financial statements of the Company, which in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal year. Unless otherwise indicated, all dollar amounts in this Form 10 are expressed in United States dollars.

                  The Company changed its fiscal year end to June 30, effective in 1999. Amounts reported for fiscal year 1999 are for the six months ended June 30, 1999 (the "Transition Period").

                             SELECTED FINANCIAL DATA


                            December 31,             June 30,            December 31,            June 30,
                              1998                     1999                 1998                   1999
                              ----                     ----                 ----                   ----
                                    (in U.S. dollars)                        (in Canadian dollars)

Current Assets              $360,673              $1,388,885              $552,912              $2,044,584
Capital Assets                  --                 1,013,852                  --                 1,492,495
Total Assets                 360,832               2,409,531               553,155               3,547,080
Liabilities                   77,853                 681,054               119,349               1,002,582
Stockholders'                282,979               1,728,477               433,806               2,544,498
  Equity


                            September 30,        September 30,         September 30,            September 30,
                               1998                  1999                  1998                    1999
                               ----                  ----                  ----                    ----
                                      (Unaudited)                                   (Unaudited)
                                   (in U.S. dollars)                             (in Canadian dollars)

Current Assets              $471,878              $3,028,006              $720,086              $4,442,496
Capital Assets                  --                 1,319,980                  --                 1,936,591
Total Assets                 471,878               4,354,804               720,086               6,389,088
Liabilities                   16,035                 425,232                24,469                 623,871
Stockholders'                455,843               3,929,572               695,617               5,765,217
  Equity


                           From Inception
                            to December         Six Months          From Inception            Six Months
                               31,                Ended             to December 31,             Ended
                              1998             June 30, 1999            1998                 June 30, 1999
                           --------------      --------------       ---------------        ---------------
                                   (in U.S. dollars)                       (in Canadian dollars)

Revenues - Interest        $  5,133              $    796              $  7,869              $  1,172
Research and
  Development
  Expenditures (1)            8,018               110,299                12,291               162,370
Net Loss                    187,547               509,171               287,509               749,551
Loss Per Share (2)         $   0.02              $   0.03              $   0.03              $   0.04


                            Three Months        Three Months            Three Months       Three Months
                                Ended               Ended                 Ended              Ended
                            September 30,       September 30,          September 30,       September 30,
                                 1998                1999                  1998                1999
                                 ----                ----                  ----                ----
                                       (Unaudited)                               (Unaudited)
                                     (in U.S. dollars)                      (in Canadian dollars)

Revenues -                 $      --               $ 11,066             $   --               $ 16,235
Interests
Research and
Development
Expenditures (1)                                       --                228,762              335,626
Net Loss                        38,346              658,464               58,516              966,058
Loss Per Share (2)         $     0.002             $  0.031             $  0.004             $  0.046

--------

(1)      Amounts shown are net of investment tax credits.

(2) As of September 30, 1998, December 31, 1998, June 30, 1999 and September 30, 1999, the Company had 16,455,000, 16,455,000, 20,215,000
         and 22,274,253 issued and outstanding shares respectively. The Company has never paid dividends on its Common Stock.

At September 30, 1998, December 31, 1998, June 30, 1999 and September 30, 1999, the exchange rate between the Canadian dollar and the US dollar were CDN$1.526, CDN$1.533, CDN$1.472 and CDN$1.467 to US$1.00, respectively, based on the rate as of each date issued by the Bank of Canada.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements and Uncertainty of Financial Projections

Forward-looking statements in this Form 10 are not based on historical information but relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Such uncertainties include, among others, the following: (i) competition and the pricing and mix of products offered by the Company and its competitors; (ii) technology changes; (iii) market acceptance of the Company's products; (iv) the ability to attract and retain qualified personnel; (v) changes in the Company's development plans; (vi) inventory levels and practices of the Company's customers; (vii) larger than expected fluctuations in demand for the Company's products; (viii) general economic conditions; (ix) economic and business conditions specific to the display market; and (x) the other factors referenced in this Form 10.

Results of Operations

The Company is a Development Stage Enterprise, which has not, during the periods presented in the Summary Financial Information above, realized any revenues from operations. Interest income was earned during the six-month period ending June 30, 1999 on the cash and short-term investments received from the private placements of the Company. The Company's overall loss for the six-month period ended June 30, 1999 amounted to US$509,171 (CDN$749,551) or US$0.03 (CDN$0.04)
per share, compared to US$187,547 (CDN$287,509), or US$0.02 (CDN$0.03) per share for the year ended December 31, 1998. The increase in the loss for the six-month period ended June 30, 1999 is mainly due to the fact that the Company has established its activities in its current location, including the incurrence of costs associated with hiring some of its workforce and payment of rent charges. The Company expects to start generating operating revenues in the third quarter of its fiscal year 2000.

For the three months ended September 30, 1999, the Company's overall loss was US$658,464 (CDN$966,058) or US$0.031 (CDN$0.046) per share, compared to
US$38,346 (CDN$58,516), or US$0.002 (CDN$0.004) per share for the three-month period ended September 30, 1998. The increase in the loss is due to the fact that as of September 30, 1998, the Company was not yet engaged in operations (its activities being limited to financing activities), as opposed to the quarter ending September 30, 1999 where the Company had an existing operation consisting of a team of 15 employees, a facility, a teaming agreement with Molex.

For the period from inception to September 30, 1999, the Company's overall loss was US$1,365,452 (CDN$2,003,118).

Costs and Expenses

Research and development expenditures , net of research tax credits, have been US$118,656 (CDN$174,661) from the inception of the Company's operations to June 30, 1999. These research and development expenditures have been incurred to prepare the Company's licensed technology for commercial production. During the six-month period ending June 30, 1999 most of the Company's workforce has been hired.

During the three-month period ended September 30, 1999, research and development expenses, net of research tax credits, have been US$228,762 (CDN$335,626), including US$132,810 (CDN$194,852) as per the Teaming Agreement. During this period, the Company has developed a new DWDM design and has adapted materials and processes accordingly.

From its inception (in 1998), the Company has been engaged in capital raising, developmental and organizational activities. During the six-month period ending June 30, 1999 as well as during the quarter ended September 30, 1999, the Company has made a significant investment in staffing and equipment. These investments and costs are being financed mainly through proceeds of private placements completed during the six-month period ending June 30, 1999 (gross proceeds of US$1,982,086 (CDN$2,917,905)). From July to December 1999, the Company raised an additional US$5,676,000 (CDN$8,396,574) through private placements.

General and administrative expenses (including foreign exchange and interest expenses) were US$1,634,838 (CDN$1,518,107) from inception of the Company to September 30, 1999. From inception of the Company to December 31, 1998, general and administrative expenses amounted to US$184,669 (CDN$283,087) and consisted mainly of costs related to the creation of the Company, its organization and its capital raising. During the six-month period ending June 30, 1999, general and administrative expenses totaled US$399,668 (CDN$588,353). The charges for this period mainly consist of the salaries to an increased number administrative personnel and related expenses to manage the increased activities of the Company. The increase from prior levels was due principally to the Company's move to new premises during this period, which included costs related to rent (US$24,169 (CDN$35,579)) and office charges (US$22,346 (CDN$32,896)).

During the quarter ending September 30, 1999, general and administrative expenses (including foreign exchange and interest expenses) were US$440,768 (CDN$646,667) and consisted mainly of salaries of the technical and administrative employees of the Company and the costs of operating the increased activities of the Company. General and administrative expenses in the quarter ending September 30, 1999 are greater than those of the quarter ending September 30, 1998 (US$38,346 (CDN$58,516)).

Liquidity and Capital Resources

During the six-month period ended June 30, 1999, Lumenon issued 2,260,000 units at a price of US$0.50 (CDN$0.74) per unit (excluding Molex shares). Each unit comprised one share of its Common Stock and one warrant for the purchase of one additional share at a price of US$0.90 (CDN$1.32) per share, of which warrants to purchase 1,050,000 shares expire on August 23, 2001 (550,000 of these 1,050,000 warrants were exercised in November 1999) and warrants to purchase 1,210,000 shares expire on August 23, 2000.

In March 1999, the Company issued US$200,000 (CDN$294,400) principal amount of its 10% Convertible Notes (the "Notes"). Each US$1,000 (CDN$1,472) principal amount of the Notes was initially convertible into Common Stock at US$0.50 (CDN$0.74) per share. Upon conversion of the Notes, the holder thereof was entitled to receive for each US$1,000 (CDN$1,472) principal amount thereof warrants to purchase 1,000 additional shares of Common Stock at US$0.90 (CDN$1.32) per share before September 30, 2001. These notes were converted in accordance with their term in September 1999.

In June 1999, the Company issued 1,500,000 shares of Common Stock, 1,666,667 cash common stock purchase warrants and 5,800,000 service common stock purchase warrants to Molex under the Molex Agreements, for a cash consideration of US$750,000 (CDN$1,104,000). Each cash common stock purchase warrant entitled Molex to acquire one share of Common Stock at a price of US$0.90 (CDN$1.32) on or before August 1, 2001. These warrants were exercised on November 15, 1999. Each service common stock purchase warrant entitles Molex to receive one share of Common Stock for services rendered under the Molex Agreements. (See Item 1. "Business - Material Agreements - Agreements with Molex.")

In July 1999, Lumenon issued 960,000 units of its capital at a price of US $1.00 (CDN$1.47) per unit. Each unit was comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$1.50 (CDN$2.21) per share before June 2001.

In September 1999, Lumenon issued 407,000 additional units at a price of US$4.00 (CDN$5.89) per unit. Each unit was comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$6.00 (CDN$8.83) per share before September 2000. Of these warrants, 125,000 were exercised in October 1999.

In September 1999, Lumenon issued 400,000 additional units of its capital stock to holders of the convertible notes issued in March 1999 upon the full conversion of their notes. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$0.90 (CDN $1.32) per share before September 30, 2001. Lumenon issued an additional 30,000 units for US$15,000 to the underwriter who had placed the securities upon conversion of the notes into units. The warrants included in the units issued to the underwriter were exercised in December 1999 for proceeds of US$27,000.

In November 1999, Lumenon issued 21,500 units at a price of US$7.00 (CDN$10.27) per unit. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$9.00 (CDN$13.20) per share before September 30, 2000.

In November 1999, Lumenon issued 10,000 additional units at a price of US$10.50 (CDN$15.40) per unit. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$15.50 (CDN$22.74) per share before October 31, 2000.

In November 1999, Molex exercised its warrants to acquire 1,666,667 shares at a price of US$0.90 per share for total proceeds of US$1,500,000.

Additionally, warrants to acquire a total of 725,00 shares were exercised in the three month period ended December 31, 1999 for total proceeds of US$1,295,000.

On December 7, 1999 Lumenon entered into an agreement with a private investor for the investment of an additional US$2 million in the Company's Common Stock at a price of US$23.25 per share. This investor will also receive one half of a common share purchase warrant per share purchased. Each of these warrants can be exercised to acquire one half share of Common Stock at a price of US$30.00 per share before December 7, 2000. This private placement closed on January 12, 2000 and the Company has issued the related shares.

The Company has made significant investments in property and equipment during the six-month period ending June 30, 1999. The Company invested US$1,013,852 (CDN$1,492,495) in additional capital assets, consisting of investments in laboratory equipment (US$844,250) (CDN$1,242,820), leasehold improvement
(US$130,295) (CDN$191,807), computer equipment and software (US$27,342) (CDN$40,250) and office equipment and fixtures (US$11,968) (CDN$17,618). During the three month period ended September 30,

1999, the Company invested US$364,647 (CDN$534,960) in additional capital assets. Depreciation of US $61,930 (CDN$90,864) has been charged to expenses.

As of June 30 and September 30 1999, the Company's cash and cash equivalents were US$1,170,346 (CDN $1,722,871) and US$805,596 (CDN$1,182,177) respectively.
As of September 30, 1999, the Company also had US$1,900,000 (CDN$2,787,300) of term deposits. The maturity date for the term deposit is January 18, 2000 and it may be used without restriction. At September 30, 1999, the market value approximates the carrying value. The net proceeds from the private placements should, in management's estimation, be sufficient to meet the Company's financial needs to at least the end of 2000, excluding significant capital expenditures such as increasing production capacity. The Company plans to seek additional capital in order to increase its production capacity (See - "Future Developments" below.) The Company has no financial obligations of significance as at June 30, 1999 other than operating lease commitments for its existing premises of US$3,912 (CDN$5,758) per month and employment agreements.

The Company does not believe that inflation has had a significant impact on its results of operations.

Future developments

In September 1999, the Company initiated the planning of the expansion of its eventual manufacturing capacity to 500 chips per day in 2001 and to 1,000 chips per day in 2002 from the existing capacity of 20 chips per day. (See Item 1. "Business - Plan of Operations.")

Impact of Year 2000

The "Year 2000" issue results from the use in computer hardware and software of two digits rather than four digits to define the applicable year. When computer systems must process dates both before and after January 1, 2000, two-digit year "fields" may create processing ambiguities that can cause errors and system failures. The results of these errors may range from minor undetected errors to complete shutdown of an affected system. These errors or failures may have limited effects, or the effects may be widespread, depending on the computer chip, system or software, and its location and function. The effects of the Year 2000 problem are exacerbated because of the interdependence of computer and telecommunications systems throughout the world. Because of this interdependence, the failure of one system may lead to the failure of many other systems even though the other systems are themselves "Year 2000 compliant."

The Company relies heavily on Information Technology ("IT") systems and other systems and facilities such as telephones, building access control systems and heating and ventilation equipment ("non-IT") systems. If the Company's or significant third parties' IT and/or non-IT systems do not adequately or accurately process or manage day or date information beyond the year 1999, there could be a material adverse impact on the Company's operations. The Company has asked its third party suppliers for assurances and/or compliance statements in regard to the products and services supplied. The Company has, to the extent possible, obtained assurances from its significant third party suppliers of products and systems to assure that the products and systems supplied to the Company are Year 2000 compliant. The Company has not validated the accuracy of such assurances.

The extent and magnitude of the Year 2000 problem as it will affect the Company, both before and for some period after January 1, 2000, are difficult to predict or quantify for a number of reasons. Among the most important are lack of control over systems that are used by third parties who are critical to the Company's operation, including the Company's significant customers and vendors, dependence on third party software vendors to deliver Year 2000 upgrades in a timely manner, and the uncertainty surrounding how others will deal with liability issues raised by Year 2000 related failures. Therefore it is very difficult for the Company to assess the most reasonably likely worst case scenario in the event that any Year 2000 problems arise. However, given the Company's stage of development and the fact that all of its equipment has been recently acquired and has been guaranteed as Year 2000 compliant, the Company feels that risks associated with Year 2000 issues are minimal. The Company has successfully completed a review of both IT and non-IT systems to determine that they were Year 2000 compliant. The Company has not tracked the individual year 2000 costs to date, as any costs would most likely be attributable to a third party supplier and not the Company. The Company's historical and estimated costs of remediation directly related to fixing Year 2000 issues are not material, nor are the costs of replacement of non-compliant systems. Because the Company's Year 2000 project costs were not material, they have not been segregated. There has been no deferment of projects due to the Company's Year 2000 efforts. Given the current state of the Company's development, the only risk that can be reasonably related to Year 2000 issues would be problems with potential clients, namely Molex. The Company has requested assurances from Molex that its systems are Year 2000 compliant and have been successfully tested. The Company has received such assurance from Molex. In these circumstances, the Company does not believe that it would be appropriate to create a contingency plan and has no intention of doing so.

As of February 1, 2000, the Company has not experienced any difficulties or delays as a result of Year 2000.

In the worst case scenario, the Company would experience supply problems from its third party suppliers, and thereafter, upon seeking alternate suppliers find them to be unreliable. However, the Company has no essential supplier that cannot easily be replaced. At worst, the Company would experience a short delay. The Company presently has no revenues and does not expect to generate any until the second half of 2000, thus such delay would not have a material impact on the Company.

Foreign Currency Transactions

Because the Canadian dollar is the primary currency in the economic environment in which the Company operates, the Canadian dollar is its functional currency. Accordingly, monetary amounts maintained in currencies other than the Canadian dollar (principally short-term investments) are provided, in the financial statements of the Company, for convenience of reference only and are based on the closing exchange rate at September 30, 1998, December 31, 1998, June 30, 1999 and September 30, 1999, which were CDN $1.526, CDN$1.533, CDN$1.472 and US$1.467 per US dollar, respectively. The rate stated is from the Bank of Canada for each respective date.

The effects of foreign currency remeasurement are reported in current operations and have been immaterial to date.

ITEM 3.  DESCRIPTION OF PROPERTY.

Lumenon's corporate and technical headquarters are located in Dorval, near Montreal, Canada. The facility consists of an aggregate of 7,149 square feet. Approximately 70% of the space is occupied by its laboratory and software development facility and the remainder by its offices.

The existing facility has a capacity of 20 units per day which will be used to manufacture products until the second facility is operational. Once the second facility is operational, it is Lumenon's intention to reconfigure the existing facility as an R&D facility with an ancillary production capability

The lease for such headquarters is for a period of five years ending in January 2004, with annual rent in the amount of US$3.12 (CDN$4.59) net per square foot, or US$22,305 (CDN$32,814) in the aggregate. Taxes and expenses are estimated at US$1.27 (CDN$1.87) per square foot per year, US$9,082 (CDN $13,369) in the aggregate. Lumenon has the option to renew the lease for an additional period of five years at a rate equal to the then current market price for comparable space in the same building. As of September 30, 1999, the Company had spent US$290,063 (CDN$425,523) on leasehold improvements to construct and equip these premises. The Company believes that this facility is adequate for its business in its present stage of development.

Lumenon is finalizing negotiations with Liberty Sites Ltd., an industrial park located in Ville St-Laurent, a suburb of Montreal, Canada regarding the lease and construction of Lumenon's second larger manufacturing facility. The planned 32,000 square foot manufacturing facility will feature materials preparation, fabrication, packaging, optical testing and quality control facilities. This facility will house the Company's corporate headquarters and large scale production facilities for Lumenon's DWDM product line. Upon completion of the construction of the building, Lumenon can commence the internal construction of the production facility, including the clean rooms and associated laboratories and install the manufacturing equipment. It is anticipated that the larger facility should be operational at the rate of 500 units per day in 2001. Additional equipment and staff should bring the facility to its full capacity of 1,000 units per day by 2002.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT.

The voting securities of the Company outstanding as of January 17, 2000 consisted of 24,551,189 shares of Common Stock. The following table sets forth information concerning ownership of Common Stock as of January 17, 2000 by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who, to the knowledge of the Company, owned beneficially more than 5% of the Common Stock. Unless otherwise indicated, the address of each such holder is in care of the Company, 9060 Ryan Avenue, Dorval, (QC), Canada H9P 2M8. Except as otherwise indicated, and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective holders and contained in the Company's records.


                                                            Number of Shares
        Directors, Nominees, Executive                of Common Stock Beneficially
          Officers and 5% Stockholders                        Owned (1)                Percentage
        ------------------------------                   ------------------------      ----------
Dr. S. Iraj Najafi.............................              5,237,500(2)                21.3%
Najafi Holding Inc. ...........................              5,037,500                   20.5%
Dr. Mark P. Andrews............................              4,887,500(3)                19.9%
Andrewma Holding Inc...........................              4,687,500                   19.1%
Anthony L. Moretti(4)(5).......................              4,666,667(4)                12.9%
Molex Incorporated(5)..........................              4,666,667(6)                12.9%
Denis N. Beaudry(7)............................              1,500,000(7)                 6.1%
Dr. Chia-Yen Li................................                 25,000(8)                    (9)
Vincent Belanger...............................                  1,000(10)                   (9)
Reginald J.N. Ross.............................                 50,000(11)                   (9)
Pierre-Paul Allard.............................                      -(12)                --
All Directors and Executive Officers as a                   14,817,667(13)               60.4%
Group..........................................

------------------------------------

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after January 17, 2000 upon the exercise or conversion of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days after January 17, 2000 have been exercised or converted.

(2) Includes (i) 200,000 shares of Common Stock issuable upon exercise of options held by Dr. Najafi and (ii) 5,037,500 shares owned by Najafi Holdings Inc., of which Dr. Najafi is the sole shareholder.

(3) Includes (i) 200,000 shares of Common Stock issuable upon exercise of options held by Dr. Andrews and (ii) 4,687,500 shares owned by Andrewma Holdings Inc., of which Dr. Andrews is the sole shareholder.

(4) Anthony L. Moretti is the representative of Molex on the Company's Board of Directors. The shares reflected in the table above represent the shares beneficially owned by Molex. They do not include 50,000 shares of Common Stock issuable upon exercise of an option held by Mr. Moretti.

(5) The address of Molex and Mr. Moretti is 2222 Wellington Court, Lisle, Illinois 60532.

(6) Does not include (i) 5,800,000 shares of Common Stock issuable upon exercise of outstanding services common stock purchase warrants.

(7) Denis N. Beaudry is the representative of Polyvalor ("Polyvalor"), a Canadian limited partnership, and McGill University ("McGill"), on the Company's Board of Directors. The shares reflected in the table above represent the shares beneficially owned by Polyvalor and McGill. They do not include 50,000 shares of Common Stock issuable upon exercise of options held by Mr. Beaudry. The address of Polyvalor is 3744 Jean Brillant Street, Montreal, (QC), Canada H3T 1P1. The address of McGill is 3550 University Street, Montreal, (QC), Canada H3A 2A7.

(8) Represents 25,000 shares of Common Stock issuable upon exercise of options held by Dr. Li. Does not include 225,000 shares issuable upon exercise of such options.

(9)      Less than 1%.

(10) Does not include 300,000 shares of Common Stock issuable upon exercise of options held by Mr. Belanger.

(11) Does not include 250,000 shares of Common Stock issuable upon exercise of options held by Mr. Ross.

(12) Does not include 50,000 shares of Common Stock issuable upon exercise of options held by Mr. Allard.

(13) Includes an aggregate of 425,000 shares of Common Stock issuable upon exercise of options.


ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

The directors and executive officers of Lumenon and their positions with the Company are:



Name                    Age   Position
----                    ---   --------

Dr. S. Iraj Najafi      46    Director, Chief Executive Officer and President
Dr. Mark P. Andrews     48    Director, Vice President, Chief Technical Officer
                              and Secretary
Anthony L. Moretti      48    Director
Denis N. Beaudry        56    Director
Pierre-Paul Allard      40    Director
Dr. Chia-Yen Li         37    Chief Operating Officer
Vincent Belanger        33    Chief Financial Officer and Treasurer
Reginald J.N. Ross      39    Vice President of Corporate Development

Dr. Iraj Najafi joined the Company in July 1998 as Director, President and Chief Executive Officer. He was a co-founder of LILT Canada Inc., a wholly-owned subsidiary of the Company in 1998, with Dr. Mark Andrews. Dr. Najafi received B.Sc and M.Sc. Degrees in physics from Shiraz University and a Ph.D. in Physics from the Ecole Centrale in Paris. After two years of postdoctoral research at the University of Florida, Gainesville, Dr. Najafi joined the Department of Electrical Engineering at the Ecole Polytechnique in Montreal in 1986, as a researcher and subsequently as professor, where he developed an international reputation as a pioneer in glass integrated optics. He also founded the Photonics Research Group at the Ecole Polytechnique. Dr. Najafi has co-authored more than 300 articles, patents, book chapters and books and taken a leadership role in over 25 international conferences. He has been a guest editor for Applied Optics and associate editor of Optical Engineering. Dr. Najafi is a member of the International Society for Optical Engineering (SPIE) and has been elected a Fellow of the SPIE. Dr. Najafi has been on leave from Ecole Polytechnique since September 1998 and shall remain on leave until January 2001. He may extend his leave of absence from the Ecole Polytechnique for an additional two years.

Dr. Mark P. Andrews joined the Company in July 1998 as Director, Vice President, Chief Technical Officer and Secretary of the Company. He was a co-founder of LILT Canada Inc. Dr. Andrews received his Ph.D. in physical inorganic chemistry from the University of Toronto. In 1984, Dr. Andrews joined the staff of AT&T Bell Laboratories (now Lucent Technologies) as a Principal Investigator in the Materials Research Division where his research focused on the study of non-linear optical properties of polymer composites. In 1990, he joined the Department of Chemistry at McGill University, where he has developed new photonic glasses and polymers. Dr. Andrews has been an Assistant Professor and currently is an Associate Professor at McGill University and spends approximately 50% of his time on the affairs of the Company. Dr. Andrews does expect to take a leave of absence from McGill University commencing February 1, 2000 in order to devote all of his time to the growth of the Company. He is a member of the Materials Research Society and the International Society for Optical Engineers (SPIE).

Anthony L. Moretti became a Director in December 1999. Mr. Moretti has been employed in various executive capacities with Molex Fiber Optics Inc., Chicago, Illinois, since 1997. He is currently Director Optoelectronic Development Molex Fiber Optics Inc, a subsidiary of Molex. Prior to working at Molex, Mr. Moretti worked as an independent consultant for high tech companies from 1994 to 1997 and prior thereto was the Technical Director of Amoco Corporation's research laboratory which designed and developed optical AWG devices.

Denis N. Beaudry became a Director in June 1999. Mr. Beaudry is President of Polyvalor, Montreal, Quebec, Canada, a limited partnership formed by the Ecole Polytechnique for the purpose of commercializing the intellectual property of the Ecole Polytechnique. Since 1984, he has occupied the position of Director of the Centre de Developpement Technologique of the Ecole Polytechnique whose sphere of activities includes technology transfer, licensing of technology and software, joint creation with private industry of laboratories and research centers, strategic alliances, research partnerships, industrial chairs and the emergence of high technology enterprises. In 1998, he joined Polyvalor as President and General Manager. His role consisted of enhancing the value of research results for commercial use by means of start-up of high-tech companies in which Polyvalor holds a participation or interest. Mr. Beaudry was President of the Quebec Association of University Research Directors in 1992, and is at present a member of the Board of Directors of the Centre des Technologies Textiles, the College Rosemont, the Corporation de Financement de l'Institut de Cardiologie de Montreal, the Centre de Technologies du Gaz Naturel, the
Corporation Commerciale de Materiaux Composites, the Centre de Developpement Rapide de Produits et de Procedes, and the firms Sinlab Inc., Biosyntech Inc., Phytobiotech Inc., Polyplan Inc., Odotech Inc. and COESI Inc.

Mr. Pierre-Paul Allard became a Director in December 1999. Mr. Allard is General Manager of Cisco Systems, Canada, a subsidiary of Cisco Systems Inc. Mr. Allard has been employed in various executive capacities with Cisco since 1993.

Dr.  Chia-Yen Li joined the Company in August 1999 as Chief  Operating  Officer.
Dr. Li received his Ph.D. in Materials Science and Engineering from the University of California in Los Angeles (UCLA). Dr. Li has 10 years of experience in the development of sol-gel materials for photonics. From August 1994 to August

1995, Dr. Li was a Visiting Scholar at the Optical Services Center of the University of Arizona where he conducted research on integrated optical devices and materials on a short-term basis. From August 1995 to July 1997, Dr. Li was a Staff Scientist at NZ Applied Technologies, researching federally funded projects relating to photonics materials and devices. From July 1997 until joining the Company, Dr. Li was a Senior Scientist at MicroTouch Systems Incorporated, which is a supplier of touch and pen sensitive input systems, including touchscreens and electronic whiteboards. Dr. Li was in charge of designing and implementing manufacturing processes on behalf of MicroTouch.

Vincent Belanger joined the Company in June 1999 as Chief Financial Officer and Treasurer. Mr. Belanger is a chartered accountant. From 1989 until September 1998, Mr. Belanger was employed in the corporate finance department of KPMG LLP, one of the world's leading professional advisory firms, in Montreal. From September 1998 until joining the Company, Mr. Belanger was employed as Vice
President Finances and Corporate Controller of Viper International Holdings Ltd., a holding company established for the purpose of making acquisitions.

Mr. Reginald Ross joined the Company in November 1999 as the Vice President Corporate of Development and Chief of Strategic Operations. Mr. Ross has a B.Eng (Electrical) from Royal Military College of Canada and is both a Professional Engineer (Ontario) and a Certified Project Management Professional. Mr. Ross has a history of over 20 years in information technology project and program management both within the industry and the Department of National Defense of Canada. From September 1999 through December 1999, Mr. Ross was an independent consultant assisting companies in the information technology industry, focusing on optics and photonics. From June 1999 to September 1999, he was Chief Executive Officer and President of Fiberview Technologies Limited, a company producing optical systems devices, from August 1998 to May 1999, Mr. Ross was Program Manager for SpaceBridge Networks Corporation, a company providing broadband satellite communications systems, prior to August 1998, Mr. Ross was a communications officer in the Department of National Defense retiring at the rank of Major. Through his recent experience as a consultant and executive, Mr. Ross also brings considerable expertise in strategic analysis, planning and executive management within the high-tech start-up environment.

Mr. Moretti is the nominee of Molex which, under the Molex Agreements, has the right to appoint one nominee to the Board of Directors. Mr. Beaudry is the nominee of Polyvalor and McGill University, which jointly have the right to appoint one nominee to the Board of Directors under a certain License Agreement. There are no family relationships among directors and executive officers.

Commencing with the 1999 annual meeting of stockholders (held on December 7, 1999), directors were divided into three classes, with the initial term of office of (i) Class I to expire at the 2000 annual meeting of stockholders, (ii) Class II to expire at the 2001 annual meeting of stockholders, and (iii) Class III to expire at the 2002 annual meeting of stockholders. Commencing with the 2000 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At the 1999 annual meeting of stockholders, Dr. Najafi and Mr. Allard were elected as Class I directors, Mr. Beaudry was elected as a Class II director and Dr. Andrews and Mr. Moretti were elected as Class III directors.

ITEM 6.  COMPENSATION OF OFFICERS AND DIRECTORS.

Compensation of Directors

No remuneration or directors' fees were paid to directors of the Company during the year ended June 30, 1999, with the exception of reimbursement of expenses. During the fiscal year ended June 30, 1999, the three non-employee directors were granted the following options to purchase Common Stock:

                  Denis M. Beaudry was granted an option to acquire 50,000 shares at a price of US$1.00 (CDN $1.47) per share vesting over two years in equal tranches of 25,000, exercisable for a period of two years after their vesting dates of May 21, 2000 and May 21, 2001, respectively.

                  Anthony L. Moretti was granted an option to acquire 50,000 shares at a price of US$23.00 (CDN$33.74) per share vesting over two years in equal tranches of 25,000, exercisable for a period of two years after their vesting dates of December 7, 2000 and December 7, 2001, respectively.

                  Pierre-Paul Allard was granted an option to acquire 50,000 shares at a price of US$23.00 (CDN$33.74) per share vesting over two years in equal tranches of 25,000, exercisable for a period of two years after their vesting dates of December 7, 2000 and December 7, 2001, respectively.

The Board of Directors will determine the remuneration of the directors and officers of the Company during the current and subsequent fiscal years.

Executive Compensation

The following table sets forth, for the periods indicated, all compensation awarded to, earned by or paid to the chief executive officer of the Company (the "CEO") and the other executive officers of the Company (collectively, the "Named Executive Officers"). (See Item 2. "Financial Information" for information in respect of the exchange ratio of Canadian and U.S. dollars.)

                           SUMMARY COMPENSATION TABLE



                                                                                  Long-Term
                                                 Annual Compensation              Compensation
Name and Principal Position          Year(1)            Salary(2)        Bonus    # of Options
---------------------------          ----               ------           -----    ------------

S. Iraj Najafi                       1999(3)              $36,798         -         200,000
Chief Executive Officer and          1998                  31,311         -               -
President
Mark P. Andrews                      1999(3)              $20,663         -         200,000
Secretary                            1998                  12,394         -               -

Vincent Belanger                     1999(3)                    -         -         300,000

---------------------

(1)      The Company commenced operations in 1998.

(2) Certain of the executive officers of the Company routinely receive other benefits from the Company, the amounts of which are customary in the Company's industry. The Company has concluded, after reasonable inquiry, that the aggregate amounts of such benefits during each of the periods reflected in the table above did not exceed the lesser of US$50,000 (CDN$73,600) or 10% of the compensation set forth above for any named individual in respect of any such period.

(3)      Represents solely the Transition Period.

Employment Agreements

Dr. Chia-Yen Li is employed by the Company as Chief Operating Officer of its Montreal facility pursuant to an employment agreement effective August 1, 1999 for a term of five years. The agreement provides for an initial base salary of US$84,918.48 (CDN$125,000) annually. The Company also granted Dr. Li an option to acquire up to 250,000 shares of Common Stock. Throughout the employment period and for a period of three years thereafter, the agreement restricts Dr. Li's ability to engage in activities competitive with those of the Company. In addition, throughout the employment period and for a period of two years thereafter, Dr. Li has agreed that he will not solicit any person employed by the Company to leave the Company, or employ or solicit for employment any person who is employed by the Company. The agreement may be terminated by the Company
(i) in the event of the bankruptcy,  liquidation, or dissolution of the Company,
(ii) if Dr. Li disposes of his shares of Common Stock, (iii) if he commits certain acts constituting cause or (iv) if he is in material breach of the agreement. Dr. Li may terminate the employment agreement upon three months' prior written notice to the Company.

Vincent Belanger is employed by the Company as Chief Financial Officer pursuant to an employment agreement effective June 14, 1999 for a term of five years. The agreement provides for an initial base salary of US$84,918.48 (CDN$125,000) annually. The Company also granted Mr. Belanger an option to acquire up to 300,000 shares of Common Stock. Throughout the employment period and for a period of three years thereafter, the agreement restricts Mr. Belanger's ability to engage in activities competitive with those of the Company. In addition, throughout the employment period and for a period of two years thereafter,

Mr. Belanger has agreed that he will not solicit any person employed by the Company to leave the Company, or employ or solicit for employment any person who is employed by the Company. The agreement may be terminated by the Company (i) in the event of the bankruptcy, liquidation, or dissolution of the Company, (ii) if Mr. Belanger disposes of his shares of Common Stock, (iii) if he commits certain acts constituting cause or (iv) if he is in material breach of the agreement. Mr. Belanger may terminate the employment agreement upon one month's prior written notice to the Company.

Reginald J.N. Ross is employed by the Company as the Vice President Corporate Development and Chief of Strategic Operations pursuant to an employment agreement effective for a term of five years. The agreement provides for an initial base salary of US$84,918.48 (CDN$125,000) annually. The Company also granted Mr. Ross an option to acquire up to 300,000 shares of Common Stock. Throughout the employment period and for a period of three years thereafter, the agreement restricts Mr. Ross' ability to engage in activities competitive with those of the Company. In addition, throughout the employment period and for a period of two years thereafter, Mr. Ross has agreed that he will not solicit any person employed by the Company to leave the Company, or employ or solicit for employment any person who is employed by the Company. The agreement may be terminated by the Company (i) in the event of the bankruptcy, liquidation, or dissolution of the Company, (ii) if Mr. Ross disposes of his shares of Common Stock, (iii) if Mr. Ross commits certain acts constituting cause or (vi) if Mr. Ross is in material breach of the agreement. Mr. Ross may terminate the employment agreement upon one month's prior written notice to the Company.

Stock Options

The Company has created a stock option plan (the "Plan") for its key employees, its Directors and officers and certain consultants. The Plan is administered by the Board of Directors of the Company. The Board may from time to time designate individuals to whom options to purchase shares of common stock of the capital stock of the Company may be granted and the number of shares to be optioned to each. The total number of common shares to be optioned to any one individual shall not exceed 5% of the total of the issued and outstanding shares and the maximum number of common shares which may be issued under the Plan shall not exceed 10% of the number of shares outstanding. The option price per share for common stock which are the subject of any option shall be fixed by the Board when such option is granted and cannot involve a discount to the market price at the time the option is granted. The period during which an option is exercisable shall not exceed 10 years from the date the option is granted. The options may not be assigned or transferred and expire within a fixed period from the termination of employment or death of the beneficiary. In the event of certain basic changes in the Company, including a reorganization, merger or consolidation of the Company, or the purchase of shares pursuant to a tender offer for shares of Common Stock of the Company, in the discretion of the Board, each option may become fully and immediately exercisable. Options enabling their beneficiaries to acquire a total of 2,457,500 shares of the Company's common stock have been granted and were outstanding under the Plan as of January 17, 2000.

The following table sets forth certain information regarding stock option grants under the Company's Stock Incentive Option Plan (the only stock option plan of the Company) to the Named Executive Officers during and subsequent to the Transition Period. The Company has never granted any stock appreciation rights. No stock options were granted by the Company to the Named Executive Officers prior to the Transition Period.

Option Grants During and Subsequent to the Transition Period


                                Individual Grants

                                                                                                        Potential realizable
                                                    % of Total                                           value at assumed
                               Number of              Options                                           annual rares of stock
                                Securities          Granted to      Exercise                            price appreciation for
                               Underlying            Employees      of Base                                  option term
                                 Option              in-Fiscal       Price                               5%              10%
     Name                      Granted                 Year        ($/share)       Expiration Date       ($)              $
------------------------------------------  -------------------------------------  -------------------------------  -----------

S. Iraj Najafi                 200,000(1)              10.0%          $1.00           May 21, 2001     210,000         220,500
Mark Andrews                   200,000(1)              10.0%          $1.00           May 21, 2001     210,000         220,500
Vincent Belanger               60,000 (2)              15.0%          $1.00           May 21, 2002      63,000          66,150
                               60,000 (3)                                             May 21, 2003      63,000          66,150
                               60,000 (4)                                             May 21, 2004      63,000          66,150
                               60,000 (5)                                             May 21, 2005      63,000          66,150
                               60,000 (6)                                             May 21, 2006      63,000          66,150
Chia-Yen Li                    25,000 (7)              12.5%          $1.00       January 20, 2002      26,250          27,563
                               25,000 (8)                                            July 21, 2002      26,250          27,563
                               25,000 (9)                                         January 21, 2003      26,250          27,563
                              25,000 (10)                                            July 21, 2003      26,250          27,563
                              25,000 (11)                                         January 21, 2004      26,250          27,563
                              25,000 (12)                                            July 20, 2004      26,250          27,563
                              25,000 (13)                                         January 20, 2005      26,250          27,563
                              25,000 (14)                                            July 20, 2005      26,250          27,563
                              25,000 (15)                                         January 20, 2006      26,250          27,563
                              25,000 (16)                                            July 21, 2006      26,250          27,563
Reginald J.N.                 50,000 (17)                             $13.00      December 1, 2001      52,500          55,126
Ross                          50,000 (18)                                         December 1, 2002      52,500          55,126
                              50,000 (19)                                         December 1, 2003      52,500          55,126
                              50,000 (20)                                         December 1, 2004      52,500          55,126
                              50,000 (21)                                         December 1, 2005      52,500          55,126
                              50,000 (22)                                         December 1, 2006      52,500          55,126

---------------------

(1) These options  vested on May 21, 1999
(2) These options vest on May 21, 2000
(3) These  options  vest on May 21, 2001
(4) These  options vest on May 21, 2002
(5) These  options  vest on May 21, 2003
(6) These  options vest on May 21, 2004
(7) These  options  vest on January 21, 2000
(8) These  options vest on July 21, 2000

(9) These  options vest on January 21, 2001
(10) These  options vest on July 21, 2001
(11) These options vest on January 21, 2002
(12) These options vest on July 21, 2002
(13) These  options vest on January 21, 2003
(14) These options vest on July 21, 2003
(15) These  options  vest on January  21, 2004
(16) These  options vest on July 21, 2004
(17) These  options  vest on  December 1, 1999 and may be  exercised
(18) These options  vest on  December 1, 2000
(19) These  options  vest on December 1, 2001
(20) These  options vest on December 1, 2002
(21) These options vest on December 1, 2003
(22) These options vest on December 1, 2004

Option Exercises and Option Values

         The following table provides information related to options exercised by the Named Executive Officers and the number of and value of options held by the Named Executive Officers on January 14, 2000.


                               Securities        Aggregate
                                Acquired           Value                                        Value of Unexercised in the
                                   on             Realized         Unexercised Options as at      money options as at
                  Name          Exercise            ($)             January 14, 2000 (#)          January 14, 2000 ($)
                 ------         ---------          -----           ----------------------       ---------------------
                                                                Exercisable     Unexercisable   Exercisable     Unexercisable
                                                                -----------     -------------   -----------     -------------

S. Iraj Najafi,                   ---              ---            200,000               ---       $3,806,000         ---

Mark Andrews                      ---              ---            200,000               ---        3,806,000         ---

Vincent                           ---              ---                ---           300,000              ---    $5,709,000
Belanger

Chia-Yen Li,                      ---              ---             25,000           225,000         $475,750    $4,281,750

Reginald J.N.                     ---              ---             50,000           250,000          351,500     1,757,500
Ross


Other compensation plans

The company has no pension plan or other compensation plans for its executive officers or directors.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

On July 7, 1998, the Company entered into agreements with the shareholders of LILT, including Najafi Holdings Inc., a company controlled by Dr. S. Iraj Najafi, who has since become the Chief Executive Officer and a director of the Company, and Andrewma Holdings Inc., a company controlled by Dr. Mark Andrews, who has since become a Vice President and a director of the Company, pursuant to which the Company acquired all of the issued and outstanding shares of the capital stock of LILT in exchange for a total of 12,200,000 shares of Common Stock.

On May 19 and June 21, 1999, the Company entered into several agreements (the "Molex Agreements") with Molex. The Molex Agreements include a Teaming Agreement, a Stock Purchase Agreement, a Stock Restriction Agreement and a Registration Rights Agreement. Under the Teaming Agreement, the Company and Molex agreed to jointly develop certain DWDM products related to the DWDM market and other photonics markets. Under the Stock Purchase Agreement, Molex agreed to purchase 3,000,000 shares of Common Stock at a price of US$0.50 (CDN$0.74) per share in two stages. The first closing was held on June 21, 1999 for 1,500,000 shares of Common Stock and the second closing is scheduled for March 2000 for an additional 1,500,000 shares of Common Stock. Lumenon also issued to Molex a warrant to purchase 1,666,667 additional shares of Common Stock at a price of US$0.90 (CDN$1.32) per share, which was exercised in November 1999. In addition, the Company issued to Molex a Services Common Stock Purchase Warrant for 5,800,000 shares of Common Stock in exchange for certain services to be rendered by Molex to the Company under the Teaming Agreement, expiring in June 2001 and the shares are issuable as Molex performs the services provided for under the terms of the Teaming Agreement. Under the Stock Restriction Agreement, (i) the consent of Molex is required for certain extraordinary actions relating to the governance of the Company and its operations and (ii) certain stockholders of the Company have agreed not to sell their respective shares of the Company to a competitor of Molex without Molex's prior consent. Mr. Moretti, an officer of Molex Fiber Optics Inc., is a director of the Company.

On December 3, 1999 Lumenon entered into an agreement with Molex for the investment of an additional US$3 million in the Company's Common Stock at a price of US$23.19 per share. Molex will also receive one half of a common share purchase warrant per share purchased. Each of these warrants can be exercised to acquire one share of Common Stock at a price of US$29.00 per share before December 3, 2000. The closing of this private placement is expected to occur in January 2000 upon completion of the legal documentation.

The Company has entered into a license agreement (the "License Agreement") with Polyvalor, a limited partnership, as represented by its General Partner, Polyvalor Inc. and McGill University (together, Polyvalor and McGill University referred to as the "Licensor") pursuant to which Lumenon acquired the right through October 2017 to produce, sell, distribute and promote products derived from using the patents and know-how, as such terms are defined in the License Agreement, of the Licensor. Using a licensed sol-gel process of the Licensor, Lumenon will design and develop integrated optical devices for DWDM and Plastic Optical Fiber devices for the telecommunications and data communications markets. Lumenon will pay a royalty of 5% on gross sales, up to a maximum of US$2,377,000 (CDN$3,500,000) over the term of the License Agreement. Additionally, the Company issued 750,000 shares of Common Stock to each of Polyvalor and McGill University.

ITEM 8.  LEGAL PROCEEDINGS.

There is no action, suit, proceeding, or investigation pending or to the Company's knowledge threatened against the Company, including any investigation of any governmental authority or body.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.

The Common Stock of the Company has been quoted on the Over The Counter Bulletin Board (OTCBB) from July 27, 1998 through January 19, 2000. The following table sets out the high and low bid prices of the Common Stock during the periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                            High ($)          Low ($)
                                            --------          -------

1998      3rd quarter (from July 27th)      $  4.00            $0.63
          4th quarter                       $  1.50            $0.25
1999      1st quarter                       $  1.56            $0.25
          2nd quarter                       $  3.50            $0.44
          3rd quarter                       $14.25             $1.63
          4th quarter (to December 31st)    $49.00             $3.50
          1st quarter (to January 19th)     $30.00             $12.78

As of January 19, 2000, pending effectiveness of this Registration Statement on Form 10, the Common Stock ceased to be traded on the OTCBB and began to be traded in the over-the-counter market. The closing price of the Common Stock on February 8, 2000, as reported by the National Quotation Bureau in the Pink Sheets was $23.00.

Upon certification by the Securities and Exchange Commission to the National Association of Securities Dealers, Inc. that this Registration Statement is effective, Lumenon will use its best efforts to reinstate trading on the OTC Bulletin Board and to continue its NASDAQ listing application and process. No assurances can be given that the Registration Statement will become effective or that the NASDAQ listing application will be accepted.

According to information furnished to the Company by the transfer agent for the Common Stock, as of January 19, 2000, there were 78 holders of record of the Common Stock, including depositories.

The Company has never declared or paid any cash dividends on its Common Stock and presently anticipates that all future earnings, if any, will be retained for the development of its business. The payment of future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company, and general business conditions.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES.

In July 1998, under a reorganization and acquisition plan, (i) Lumenon acquired the outstanding stock of LILT in consideration of the issuance of 12,200,000 shares of Common Stock to the former shareholders of LILT and (ii) Lumenon acquired the outstanding stock of Dequet Capital, Inc. ("Dequet") in consideration of the issuance of 4,000,000 shares of Common Stock to the former stockholders of Dequet. The shares issued in connection with the acquisition of Lumenon were issued to the six former shareholders of LILT, Najafi Holding, Inc., Andrewma Holding, Inc., Touam Holding, Inc., SurfaceTech, Polyvalor and McGill University in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended

(the "Securities Act"), were deemed by the Company to be "restricted securities" within the meaning of Rule 144 under the Securities Act and were appropriately legended and restricted as to subsequent transfer. The shares issued in connection with the acquisition of Dequet were issued to the former stockholders of Dequet under the exemption provided in Rule 504 of Regulation D under the Securities Act for a total consideration of $540,000. No underwriter was involved in either such transaction.

During the six-month period ended June 30, 1999, Lumenon issued an aggregate of 2,260,000 Units at a price of US$0.50 per unit to investors (excluding Molex). Each Unit comprised one share of Common Stock and one warrant for the purchase of one additional share of Common Stock at a price of US$1.00 per share, of which warrants to purchase 1,050,000 shares expire on August 23, 2001 (550,000 of these 1,050,000 warrants have been exercised) and warrants to purchase 1,210,000 shares expire on August 23, 2000. The securities were offered and sold to the following entities and individuals under the exemption provided in
Section 4(2) of the Securities Act: Manitex Capital Inc., a Canadian venture capital company, Pinetree Capital Corp., a Canadian venture capital company, a group of Canadian investors investing through a confidential trust, and a group of Canadian investors investing through Groome Capital.com, Inc., an investment banking firm. Each such individual or entity was an accredited investor (as such term is defined in Rule 501 of Regulation D under the Securities Act) or otherwise a sophisticated investor or employed a purchaser's representative having knowledge and experience in financial and business matters, each being capable of evaluating the merits and risks of its investment and each having had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain additional information from the Company, necessary to make an informed investment decision. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in any such transaction.

In March 1999, the Company issued US$200,000 principal amount of its 10% Convertible Notes (the "Notes") to Brant Investments Limited Global Securities Services, a Canadian entity and an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. Each US$1,000 principal amount of the Notes was initially convertible into common stock at US$0.50 per share. Upon conversion of the Notes, the holder thereof is entitled to receive for each US$1,000 principal amount thereof warrants to purchase 1,000 additional shares of Common Stock at US$0.90 per share with a term of 30 months. The securities were offered and sold pursuant to the exemption provided in Section 4(2) of the Securities Act. All of the Notes were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. Groome Capital.com, Inc. ("Groome") acted as underwriter in connection with such placement. The notes were converted in September 1999 in accordance with their terms.

In June 1999, the Company issued 1,500,000 shares of Common Stock, 1,666,667 cash common stock purchase warrants and 5,800,000 service common stock purchase warrants to Molex under the Molex Agreements, for a cash consideration of US$750,000. Each cash common stock purchase warrant entitles Molex to acquire one share of Common Stock at a price of US$0.90 on or before August 1, 2001. These 1,666,667 cash common stock purchase warrants were exercised in November 1999. Each service common stock purchase warrant entitles Molex to receive one share of Common Stock for services rendered under the Molex Agreements. (See
Item 1. "Business - Material Agreements - Agreements with Molex.") The securities were offered and sold in reliance on the exemption provided in
Section 4(2) of the Securities Act and solely to an accredited investor, Molex, within the meaning of Rule 501 of Regulation D under the Securities Act. No underwriter was involved in such transaction.

In July 1999, the Company issued 960,000 units at a price of US$1.00 per unit. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share of Common Stock at a price of US$1.50 per share before June 2001. The securities were offered and sold in reliance on the exemption provided in Section 4(2) of the Securities Act and solely to accredited investors (as such term is defined in Rule 501 of Regulation D of the Securities
Act) or otherwise to sophisticated investors or to investors employing a purchaser representative having knowledge and experience in financial and business matters, each being capable of evaluating the merits and risks of its investment and each having had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain additional information from the Company necessary to make and informed investment decision. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transactions.

In September 1999, the Company issued 407,000 additional units at a price of US$4.00 per unit. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share of Common Stock at a price of US$6.00 per share before September 2000. The securities were offered and sold in reliance on the exemption provided in Section 4(2) of the Securities Act and solely to accredited investors (as such term is defined in Rule 501 of Regulation D of the Securities Act), or otherwise to sophisticated investors or to investors employing a purchaser representative having knowledge and experience in financial and business matters, each being capable of evaluating the merits and risks of its investment and each having had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain additional information from the Company necessary to make and informed investment decision. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. Groome acted as underwriter in connection with such placement. 125,000 of the warrants were exercised in October 1999.

In September 1999, the Company issued 400,000 additional units to holders of the Notes, Brant Investments Limited Global Securities Services upon the full conversion of its Notes. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share of Common Stock at a price of US$0.90 per share before September 30, 2001. The securities were offered and sold solely to in reliance on the exemption provided in Section 4(2) of the Securities Act and solely to accredited investors (as such term is defined in Rule 501 of Regulation D of the Securities Act) or otherwise to sophisticated investors or to investors employing a purchaser representative having knowledge and experience in financial and business matters, each being capable of evaluating the merits and risks of its investment and each having had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain additional information from the Company necessary to make an informed investment decision. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. Groome acted as underwriter in connection with the placement of the Notes and their conversion, and upon conversion of such notes, Groome exercised its option to purchase an additional 30,000 units for US$15,000 and exercised the 30,000 warrants included in the Units for US$27,000 in December 1999.

In November 1999, Lumenon issued 21,500 units at a price of US$7.00 (CDN$10.27) per unit. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$9.00 (CDN$13.20) per share before September 30, 2000. The securities were offered and sold solely in reliance on the exemption provided in Section 4(2) of the Securities Act and solely to Ghaemi Holdings, a Canadian holding company, and an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transaction.

In November 1999, Lumenon issued 10,000 additional units at a price of US$10.50 (CDN$15.40) per unit. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US$15.50 (CDN$22.74) per share before October 31, 2000. The securities were offered and sold in reliance on the exemption provided in Section 4(2) of the Securities Act and solely to Groupe Huot Inc., a Canadian holding company, and an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transaction.

In November 1999, Molex exercised its warrants to acquire 1,666,667 shares at a price of US$0.90 per share for total proceeds of US$1,500,000. Molex is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and the Company relied upon the exemption provided in Section 4(2) of the Securities Act. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transaction.

Additionally, warrants to acquire a total of 755,000 shares were exercised in the three-month period ended December 31, 1999 for total proceeds of US$1,295,000. These warrants were issued in prior transactions described above. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transaction.

In December 1999, Lumenon entered into an agreement to issue 86,022 additional units at a price of US$23.25 (CDN$34.11) per unit. Each unit comprised one share of Common Stock and a warrant for the purchase of one half of an additional share at a price of US$30.00 (CDN$44.01) per share before December 7, 2000. The shares were issued on January 12, 2000. The securities were offered and sold solely in reliance on the exemption provided in Section 4(2) of the Securities Act and solely to Terima a.v.v., a British Virgin Islands holding company, and an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transaction.

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The capital stock being registered is Common Stock, US$.001 par value.

Authorized and Outstanding Capital Stock

The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, US$.001 par value, of which 24,551,189 were issued and outstanding as of January 17, 2000, and 5,000,000 shares of Preferred Stock, US$.001 par value, of which no shares have been issued.

Common Stock

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. The shares of Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of Preferred Stock from time to time outstanding, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for payment. Such dividends may be paid in cash, property, or shares of Common Stock. The Company has never declared or paid any cash dividends on its Common Stock and presently anticipates that all future earnings, if any, will be retained for the development of its business. The payment of future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company, and general business conditions.

Preferred Stock

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of each such series and as may be permitted by General Corporation Law of the State of Delaware (the "DGCL"). The number of authorized shares of Preferred Stock may be increased (but not above the number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding). Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or junior to any other series of Preferred Stock, to the extent permitted by law. Except as provided in the Molex Agreements, no vote of the holders of the Preferred Stock or Common Stock will be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions herein.

Warrants and Options

As of January 17, 2000, there are warrants outstanding to purchase 3,467,211 shares of the Company's Common Stock. Of these warrants, 2,110,000 can be exercised at a price of US$0.90, 960,000 can be exercised at a price of US$1.50, 322,700 can be exercised at a price of US$6.00, 21,500 can be exercised at a price of US$9.00, 10,000 can be exercised at a price of US$15.50 and 43,011 can be exercised at a price of US$29.00.

A total of 2,500,000 shares of Common Stock are currently authorized for grant under the Company's Stock Option Plan. As of January 17, 2000, there were options outstanding pursuant to the Stock Option Plan to purchase an aggregate of 2,457,500 shares of Common Stock at exercise prices ranging from US$1.00 to US$23.00 per share. A total of 92,500 shares of Common Stock remained available for future grant. No options have been exercised under the Stock Option Plan as of January 17, 2000.

Under the Molex Agreement, the Company is committed to issue 1,500,000 shares of Common Stock at US$0.50 per share to Molex and 5,800,000 additional shares upon the exercise of the service common stock purchase warrants. (See Item 1. "Business - Material Agreements - The Molex Agreements.")

Contractual Rights

The Company has entered into the Molex Agreements pursuant to which Molex has certain preemptive rights with respect to the sale by the Company of additional shares of its capital stock, together with certain rights that could prevent a change in control of the Company. (See Item 1. "Business - Material Agreements The Molex Agreements.")


ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the DGCL, the Company's Certificate of Incorporation, as amended, limits the personal liability of a director to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the DGCL, as from time to time in effect, and any other applicable law, as from time to time in effect. Such right of indemnification is not be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

The Company proposes to enter into indemnity agreements with its directors and executive officers. The indemnity agreements will provide that the Company shall indemnify such directors and executive officers from and against any and all liabilities, costs and expenses, amounts of judgments, fines, penalties and amounts paid in settlement of or incurred in defense of any settlement in connection with any threatened, pending or completed claim, action, suit or proceeding in which such persons are a party (other than a proceeding or action by or in the right of the Company to procure a judgment in its favor), or which may be asserted against them by reason of their being or having been an officer or director of the Company (the "Losses"), unless it is determined that such directors and executive officers did not act in good faith and for a purpose which they reasonably believed to be in, or in the case of service to an entity related to the Company, not opposed to, the best interests of the Company and, in the case of a criminal proceeding or action, that they had reasonable cause to believe that their conduct was unlawful. The indemnity agreements will also provide that the Company shall indemnify such directors and executive officers from and against any and all Losses that they may incur if they are a party to or threatened to be made a party to any proceeding or action by or in the right of the Company to procure a judgment in its favor, unless it is determined that they did not act in good faith and for a purpose that they reasonably believed to be in, or, in the case of service to an entity related to the Company, not opposed to, the best interests of the Company, except that no indemnification for Losses shall be made in respect of (i) any claim, issue or matter as to which they shall have been adjudged to be liable to the Company or (ii) any threatened or pending action to which they are a party or are threatened to be made a party that is settled or otherwise disposed of, unless and only to the extent that any court in which such action or proceeding was brought determines upon application that, in view of all the circumstances of the matter, they are fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Such indemnification will be in addition to any other rights to which such officers or directors may be entitled under any law, charter provision, by-law, agreement, vote of shareholders or otherwise.

The Company maintains a $5,000,000 directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See Items 2 and 15.

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
            ACCOUNTING AND FINANCIAL DISCLOSURE.

         KPMG LLP has served as the independent accountant for LILT since such corporation's inception. Under applicable accounting rules and policies, LILT is deemed to be the acquirer of the Company. Since such acquisition, KPMG LLP has served as the independent accountant of the Company.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements:

               Consolidated Financial Statements of Lumenon Innovative Lightwave Technology, Inc. (a Development Stage Enterprise) - six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999.

               Consolidated Financial Statements (Unaudited) of Lumenon Innovative Lightwave Technology, Inc. (a Development Stage Enterprise) - three-month period ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999.

(b)      Exhibits:

*2.1 Amended Plan of Reorganization, Merger and Acquisition by which WWV Development, Inc. (a Delaware corporation) acquired and merged into itself Lumenon Innovative Lightwave Technology, Inc. (a Canadian federal corporation), and acquired Dequet Capital, Inc. (a Nevada corporation) as wholly-owned subsidiaries, dated July 7, 1998.

*3.1 Amended and Restated Certificate of Incorporation of Lumenon Innovative Lightwave Technology, Inc.

*3.2     Amended and Restated By-Laws.

*4.1     Specimen Certificate for Shares of Common Stock.

*4.2     Lumenon Innovative  Lightwave  Technology,  Inc. Stock Option Incentive
         Plan.

*4.3 Form of Lumenon Innovative Lightwave Technology, Inc. Warrant to Acquire Shares of Common Voting Stock.

 10.1 Licence Agreement by and between Polyvalor and McGill University and Lumenon Innovative Lightwave Technology, Inc.

*10.2 Teaming Agreement between Molex Incorporated and its subsidiary Molex Fiber Optics, Inc., and Lumenon Innovative Lightwave Technology, Inc. and its wholly-owned subsidiary LILT Canada Inc., dated May 19, 1999.

*10.3 Stock Purchase Agreement between Molex Incorporated, Lumenon Innovative Lightwave Technology, Inc., and LILT Canada, Inc., dated May 19, 1999.

*10.4    Stock  Restriction   Agreement  between  Molex  Incorporated,   Lumenon
         Innovative Lightwave Technology, Inc., and LILT Canada, Inc., Andrewma Holding, Inc., and Najafi Holding Inc., dated June 21, 1999.

*10.5 Registration Rights Agreement between Lumenon Innovative Lightwave Technology, Inc. and Molex Incorporated, dated June 21, 1999.

*21      Subsidiaries of the Registrant.

23       Consent of KPMG, LLP.

27       Financial Data Schedule(s).

27.1     Six months ended June 30, 1999

27.2     Three months ended September 30, 1999
-----------------
*        Previously filed.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                          LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY INC.
                          (Registrant)


                          By:/s/ S. Iraj Najafi
                          ------------------------------------------------------
February 9, 2000          S. Iraj Najafi,  President and Chief Executive Officer

                       Consolidated Financial Statements of


                       LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC. (a Development Stage Enterprise)



                       Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999

AUDITORS' REPORT TO THE SHAREHOLDERS



We have audited the consolidated balance sheets of Lumenon Innovative Lightwave Technology, Inc. (the "Corporation") as at June 30, 1999 and December 31, 1998 and the consolidated statements of operations, cash flows and stockholders' equity for the six-month period ended June 30, 1999 and for the periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Corporation as at June 30, 1999 and December 31, 1998 and the consolidated results of its operations and cash flows for the six-month period ended June 30, 1999 and for the periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999, in accordance with generally accepted accounting principles in the United States.







/s/ KPMG LLP
-----------------
KPMG LLP (signed)

Chartered Accountants



Montreal, Canada

September 3, 1999

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Financial Statements

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999



Financial Statements

      Consolidated Balance Sheets............................................  1

      Consolidated Statements of Operations..................................  2

      Consolidated Statements of Cash Flows..................................  3

      Consolidated Statements of Stockholders' Equity........................  4

      Notes to Consolidated Financial Statements.............................  5

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Balance Sheets

June 30, 1999 and December 31, 1998

----------------------------------------------------------------------------------------------------------------------------------
                                                                      June 30,               June 30,           December 31,
                                                                          1999                   1999                   1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                         (US$)                 (CAN$)                 (CAN$)
                                                                   (Note 2 (a))
Assets

Current assets:
      Cash and cash equivalents                                  $   1,170,346         $    1,722,871          $     529,670
      Sales tax receivable                                             161,360                237,539                 21,093
      Research tax credits receivable                                   23,244                 34,218                  2,149
      Prepaid expenses                                                  33,935                 49,956                     -
----------------------------------------------------------------------------------------------------------------------------------
                                                                     1,388,885              2,044,584                552,912

Property and equipment (note 4)                                      1,013,852              1,492,495                     -

Other assets                                                             6,794                 10,001                    243

----------------------------------------------------------------------------------------------------------------------------------
                                                                 $   2,409,531         $    3,547,080          $     553,155
----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable                                           $     355,671         $      523,550          $      71,349
      Accrued liabilities                                              122,463                180,312                 48,000
      Convertible promissory notes (note 5)                            202,920                298,720                     -
----------------------------------------------------------------------------------------------------------------------------------
                                                                       681,054              1,002,582                119,349

Stockholders' equity:
      Share capital (note 6)                                            20,603                 30,330                 24,802
      Additional paid-in capital                                     2,312,614              3,404,408                696,513
      Deposit on subscription of shares (note 9)                        99,735                146,820                     -
      Accumulated deficit                                             (704,475)            (1,037,060)              (287,509)
----------------------------------------------------------------------------------------------------------------------------------
                                                                     1,728,477              2,544,498                433,806

Commitments (note 7 and 8)

Subsequent event (note 9)

----------------------------------------------------------------------------------------------------------------------------------
                                                                 $   2,409,531         $    3,547,080          $     553,155
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

On behalf of the Board:

______________________ Director

______________________ Director

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Statements of Operations


------------------------------------------------------------------------------------------------------------------------------------
                                                Six months            Six months                        From                From
                                                     ended                 ended                 inception to          inception to
                                                  June 30,              June 30,                 December 31,              June 30,
                                                      1999                  1999                   1998                        1999
------------------------------------------------------------------------------------------------------------------------------------
                                                     (US$)                (CAN$)                 (CAN$)                      (CAN$)
                                               note 2 (a))

Revenues - interest                          $         796          $      1,172         $        7,869       $               9,041

Expenses:
      Research and development:
            Salaries and fringe
               benefits                            110,484               162,644                 14,440                     177,084
            Training                                 4,616                 6,795                     -                        6,795
            External research                       16,983                25,000                     -                       25,000
            Research tax credits                   (21,784)              (32,069)                (2,149)                    (34,218)
------------------------------------------------------------------------------------------------------------------------------------
                                                   110,299               162,370                 12,291                     174,661
      General and administrative:
            Compensation cost
               (note 6 (b))                        163,762               241,058                     -                      241,058
            Professional fees                       74,774               110,092                124,793                     234,885
            Salaries and fringe
               benefits                             42,544                62,629                115,016                     177,645
            Rent                                    24,169                35,579                 21,235                      56,814
            Office                                  22,346                32,896                  3,428                      36,324
            Promotion                               21,979                32,355                  5,094                      37,449
            Travel                                  15,927                23,446                 19,077                      42,523
            (Gain) loss on foreign
               exchange                             12,802                18,846                 (7,348)                     11,498
            Other                                   12,227                18,000                     -                       18,000
            Communication                            9,138                13,452                  1,792                      15,244
------------------------------------------------------------------------------------------------------------------------------------
                                                   399,668               588,353                283,087                     871,440

------------------------------------------------------------------------------------------------------------------------------------
Net loss                                     $     509,171         $     749,551         $      287,509       $           1,037,060
------------------------------------------------------------------------------------------------------------------------------------

Net loss per share                           $        0.03         $        0.04         $         0.03
------------------------------------------------------------------------------------------------------------------------------------

Weighted average number
   of shares outstanding                        17,480,967            17,480,967              8,723,182
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Statements of Cash Flows


------------------------------------------------------------------------------------------------------------------------------------
                                               Six months               Six months                    From                  From
                                                    ended                    ended             inception to         inception to
                                                 June 30,                 June 30,             December 31,             June 30,
                                                     1999                     1999                     1998                 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                    (US$)                   (CAN$)                   (CAN$)               (CAN$)
                                              (Note 2 (a))

Cash flows from:

Operations:
      Net loss                               $   (509,171)         $      (749,551)        $       (287,509)      $   (1,037,060)
      Adjustment for item not
         involving cash:
            Compensation cost
               (note 6 (b))                       163,762                  241,058                       -               241,058
      Change in operating assets
         and liabilities:
            Sales tax receivable                 (147,042)                (216,446)                 (21,093)            (237,539)
            Research tax credits
               receivable                         (21,786)                 (32,069)                  (2,149)             (34,218)
            Prepaid expenses                      (33,938)                 (49,956)                      -               (49,956)
            Accounts payable and
               accrued liabilities                397,088                  584,513                  119,349              703,862
------------------------------------------------------------------------------------------------------------------------------------
                                                 (151,087)                (222,451)                (191,402)            (413,853)

Financing:
      Proceeds from issuance of
         common shares                          1,877,754                2,764,297                      372            2,764,669
      Cash from the acquisition of a
         subsidiary                                    -                        -                   814,322              814,322
      Share issue expenses                       (198,323)                (291,932)                 (93,379)            (385,311)
      Deposit on subscription of shares            99,735                  146,820                      -                146,820
      Proceeds from issuance of
         convertible promissory notes             202,920                  298,720                       -               298,720
------------------------------------------------------------------------------------------------------------------------------------
                                                1,982,086                2,917,905                  721,315            3,639,220

Investments:
      Additions to property
         and equipment                         (1,013,852)              (1,492,495)                      -            (1,492,495)
      Additions to other assets                    (6,631)                  (9,758)                    (243)             (10,001)
------------------------------------------------------------------------------------------------------------------------------------
                                               (1,020,483)              (1,502,253)                    (243)          (1,502,496)

------------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash
   equivalents                                    810,516                1,193,201                  529,670            1,722,871

Cash and cash equivalents,
   beginning of period                            359,830                  529,670                       -                    -

------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
   end of period                             $  1,170,346          $     1,722,871         $        529,670       $    1,722,871
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Statements of Stockholders' Equity

Periods from inception (March 2, 1998) to June 30, 1999
(in Canadian dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                          Additional
                                                                             paid-in             Accumulated
                                            Shares       Par value           capital                 deficit                Total
------------------------------------------------------------------------------------------------------------------------------------

Issue of common shares
   at inception                            255,000      $      372      $         -          $            -      $            372

Issue of common shares                  16,200,000          24,430           789,892                      -               814,322

Share issue expenses                            -               -            (93,379)                     -               (93,379)

Loss for the period                             -               -                 -                 (287,509)            (287,509)

------------------------------------------------------------------------------------------------------------------------------------
Balance as at December 31,
    1998                                16,455,000          24,802           696,513                (287,509)             433,806

Issue of common shares                   3,760,000           5,528         2,758,769                      -             2,764,297

Share issue expenses                            -               -           (291,932)                     -              (291,932)

Compensation cost related to
   stock option grant                           -               -            241,058                      -               241,058

Loss for the period                             -               -                 -                 (749,551)            (749,551)

------------------------------------------------------------------------------------------------------------------------------------
Balance as at June 30, 1999             20,215,000          30,330         3,404,408              (1,037,060)           2,397,678
    before deposit on
    subscription of shares

Deposit on subscription
   of shares (note 9)                                                                                                     146,820

------------------------------------------------------------------------------------------------------------------------------------
Balance as at June 30, 1999                                                                                      $      2,544,498
------------------------------------------------------------------------------------------------------------------------------------

US dollars (note 2 (a))

Balance as at June 30, 1999
   before deposit on
   subscription of shares                               $   20,603        $2,312,614      $         (704,475)    $      1,628,742
Deposit on subscription of shares                                                                                          99,735

------------------------------------------------------------------------------------------------------------------------------------
Balance as at June 30, 1999                                                                                      $      1,728,477
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

1.    ORGANIZATION AND BUSINESS ACTIVITIES:

      Lumenon  Innovative  Lightwave  Technology,   Inc.  ("Lumenon"),  a  shell
      company, was incorporated in the State of Delaware in February 1996 under the name of WWV Development Inc.

      In July 1998, under an acquisition plan, Lumenon acquired LILT Canada Inc. ("LILT"), a Canadian corporation, by issuing 12,200,000 common shares to the shareholders of LILT which resulted in the change in control of Lumenon. Accordingly, LILT has been determined the acquiring corporation and these consolidated financial statements present the results of operations and cash flows of LILT since its inception, March 2, 1998.

      Under the plan mentioned above, Lumenon issued 4,000,000 common shares to acquire Dequet Capital, Inc., a Nevada corporation. Dequet Capital, Inc.'s only asset was cash in the amount of $814,322 (US$540,000). This company was subsequently dissolved.

      The Corporation's principal business activity is to develop products related to the Dense Wavelength Division Multiplexing market and other photonics markets. Year-end has been changed from December 31, to June 30.

      The Corporation is subject to a number of risks, including successful development and marketing of its technology and attracting and retaining key personnel. In order to achieve its business plan, the Corporation anticipates the need to raise additional capital (see notes 3 and 9).


2.    SIGNIFICANT ACCOUNTING POLICIES:

      These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. The significant accounting principles are as follows:

      (a)   Consolidated financial statements and basis of presentation:

            The consolidated financial statements include the accounts of Lumenon Innovative Lightwave Technology, Inc. and the accounts of LILT Canada Inc. All intercompany transactions and balances have been eliminated.

            US dollar amounts presented on the consolidated balance sheets, consolidated statements of operations and cash flows are provided for convenience of reference only and are based on the closing exchange rate at June 30, 1999, which was $1.472 Canadian dollar per US dollar.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------


2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

      (b) Cash and cash equivalents:

            The Corporation considers all investments that are highly liquid with an original maturity of three months or less and readily convertible into cash to be cash equivalents.

      (c) Property and equipment:

            Equipment   and  leasehold   improvements   are  recorded  at  cost.
            Depreciation and amortization are provided using the straight-line method and the following annual rates:

            -----------------------------------------------------------
            Assets                                           Rate
            -----------------------------------------------------------

            Computer equipment and software               3 years
            Office equipment and fixtures                 5 years
            Leasehold improvements                  Term of lease
            Laboratory and pilot plant equipment   3 and 10 years

            -----------------------------------------------------------

      (d) Other assets:

            Other assets, consisting of license and patent costs, are recorded at cost when acquired and are being amortized on a straight-line basis over their economic useful lives or their legal terms of existence, ranging between 10 and 20 years. The capitalized amount with respect to those assets does not necessarily reflect their present or future value and the amount ultimately recoverable is dependent upon the successful commercialization of the related products.

      (e) Research and development expenditures:

            Research expenditures, net of research tax credits, if any, are expensed as incurred. Research tax credits earned on eligible research expenses incurred in Canada are accounted for as a reduction of research and development expenses.

            The costs of intangibles that are purchased from others for use in research and development activities and that have no alternative future uses are considered research and development costs at the time of acquisition and are expensed as incurred.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

      (f) Foreign exchange:

            Foreign denominated monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at the rate of exchange prevailing at the date of the transaction. Revenues and expenses are translated at the monthly average exchange rate prevailing during the period. Foreign exchange gains and losses are included in the determination of net earnings. The Canadian dollar is the functional currency of the Corporation.

      (g) Income taxes:

            The Corporation uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (h) Comprehensive income:

            Effective  January 1, 1998,  the  Corporation  adopted  Statement of
            Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes new rules for the reporting and display of comprehensive income and its components. The adoption of this statement has no impact on the Corporation's net income or stockholders' equity.

      (i) Stock option plan:

            The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion no. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

      (j) Impairment of long-lived assets and long-lived assets to be disposed of:

            The Corporation accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      (k) Net loss per share:

            Net loss per share is computed using the weighted average number of shares outstanding during the period. The fully diluted loss per share has not been disclosed because the effect of common shares issuable upon the exercise of options and warrants is antidilutive.

      (l) Use of estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


3.    THE MOLEX AGREEMENTS:

      (a) Under the terms of a Stock Purchase Agreement dated May 19, 1999:

            Molex Incorporated (Molex), a Delaware corporation, agreed to purchase from Lumenon 3,000,000 common shares at $0.74 (US$0.50) per share in two transactions. The first closing was held in June 1999 for 1,500,000 common shares and the second closing will take place in March 2000 for an additional 1,500,000 common shares. The second closing is contingent on the progress made by Lumenon proving out its technology and its ability to manufacture and deliver certain devices.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

3.    THE MOLEX AGREEMENTS (CONTINUED):

      (a) Under the terms of a Stock Purchase Agreement dated May 19, 1999 (continued):

            Lumenon granted to Molex a Services Common Stock Purchase Warrant to receive 5,800,000 common shares. The warrant expires in June 2001 and is subject to Molex fulfilling its obligations pursuant to a Teaming Agreement. Value of the shares issued will be recorded as Molex fulfills such obligations (see (c) thereafter). In addition, if Molex elects not to proceed with the second closing referred to above, all rights related to the warrant will be extinguished except to the extent of expenses incurred under the Teaming Agreement.

            Lumenon granted to Molex a Cash Common Stock Purchase Warrant to purchase 1,667,667 common shares at a price of $1.32 (US$0.90) per share. The warrant expires in September 2001 and is subject to Molex fulfilling its obligations pursuant to a Teaming Agreement. In addition, if Molex elects not to proceed with the second closing referred to above, all rights related to the warrant will be extinguished.

      (b) Under the terms of a Stock Restriction Agreement dated June 21, 1999:

            No primary stockholders can sell any share to competitors of Molex without Molex's prior consent. The agreement includes Right of First Refusal and Preemptive rights except that Lumenon can issue 6,000,000 units (one common share and a warrant for the purchase of one common share at a price not less than $1.32 (US$0.90) per share) at a price not less than $0.74 (US$0.50) per unit to raise capital within 24 months.

            Certain rights or restrictions might be terminated upon completion of a Public Sale, a Public Offering as defined in the agreement, or if Molex elects not to proceed with the second closing referred to above. In addition, this agreement will terminate if Molex does not purchase common shares under the Cash Common Stock Purchase Warrant within a certain period as per the agreement, or if the teaming agreement is terminated.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------


3.    THE MOLEX AGREEMENTS (CONTINUED):

      c) Under the terms of a Teaming Agreement dated May 19, 1999:

            Lumenon and Molex agreed to jointly develop certain products related to the Dense Wavelength Division Multiplexing market and other photonics markets. Under the terms of the agreement, Molex is committed to contribute $1,840,000 (US$1,250,000) in services towards the development of the products. Subject to Lumenon proving out its technology and its ability to manufacture and deliver certain devices, Molex is committed to purchase the entire production of Lumenon for the first twelve months with a maximum number of units per month. After the twelve-month period, Molex will have the option to purchase all production of Lumenon at fair market value. Under certain circumstances, Molex may have the right to manufacture all components of the devices in return of a royalty of 25% of gross cost of Molex. At June 30, 1999, no cost was incurred under this agreement.


4.    PROPERTY AND EQUIPMENT:

--------------------------------------------------------------------------------------------------------------
                                                                       June 30, 1999
                                                                        Accumulated                 Net book
                                                       Cost             depreciation                   value
--------------------------------------------------------------------------------------------------------------

      Computer equipment and software            $    40,250           $           -           $        40,250
      Office equipment and fixtures                   17,618                       -                    17,618
      Leasehold improvements                         191,807                       -                   191,807
      Laboratory and pilot plant equipment         1,242,820                       -                 1,242,820

--------------------------------------------------------------------------------------------------------------
                                                 $ 1,492,495           $           -           $     1,492,495
--------------------------------------------------------------------------------------------------------------


      All capital assets were purchased during the six-month period ended June 30, 1999 and installation was completed in July 1999. No depreciation was recorded as at June 30, 1999.


5.    CONVERTIBLE PROMISSORY NOTES:

      The convertible promissory notes bear interest at 10% and are convertible into 400,000 common shares at the option of the holders. In addition, upon conversion, the Corporation shall issue 400,000 common share purchase warrants for the purchase of 400,000 common shares at a price of $1.32 (US$0.90) per share to be exercised before September 2001. The principal amount not converted into common shares is due September 1999.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------


6.    SHARE CAPITAL:


----------------------------------------------------------------------------------------------------
                                                                     June 30,           December 31,
                                                                         1999                   1998
----------------------------------------------------------------------------------------------------

      Authorized:
            1,000,000 preferred shares, par value of
               US$0.001 per share
            100,000,000 common shares, par value of
               US$0.001 per share

      Issued and outstanding:
            20,215,000 common shares (1998 - 16,455,000)       $       30,330         $       24,802
----------------------------------------------------------------------------------------------------


      (a)   Issue of shares:

            As mentioned in note 1, Lumenon acquired LILT in 1998 under a reorganization and acquisition plan by issuing 12,200,000 common shares to the shareholders of that corporation. At the date of acquisition, there were 255,000 outstanding common shares of Lumenon at an amount of $372 (US$255). In addition, Lumenon issued 4,000,000 common shares to the shareholders of Dequet Capital, Inc. Assets of the latter consisted of cash in the amount of $814,322 (US$540,000).

            During the  six-month  period ended June 30, 1999,  the  Corporation
            issued  3,760,000   common  shares  for  a  cash   consideration  of
            $2,764,297 (US$1,880,000).

      (b) Stock option plan:

            Under a stock option incentive plan established in May 1999, the Corporation may grant options to purchase common shares to key employees, directors, officers and service-providers. The terms, number of common shares covered by each option as well as the permitted frequency of the exercise of such options will be determined by the Board of Directors. The plan contemplates that a maximum of 2,500,000 common shares may be optioned under the stock option plan. In addition, no optionee shall hold options to purchase more than 5% of the number of shares issued and outstanding at any one time. The subscription price for each share covered by an option shall be established by the Board of Directors but such price shall not be lower than the fair market value at the date of grant.

            Options granted have to be exercised over a period not exceeding ten years. At June 30, 1999, 830,000 outstanding options are exercisable and 1,100,000 outstanding options vest over a period of two to five years.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

6.    SHARE CAPITAL (CONTINUED):

      (b)   Stock option plan (continued):

            (i) Changes in outstanding options for the year were as follows:


                 ---------------------------------------------------------------------------------------------------
                                                                       Number               Exercise price per share
                 ---------------------------------------------------------------------------------------------------

                  Options outstanding, January 1, 1999                     -                    $                 -
                  Granted                                           1,860,000                         1.47 (US$1.00)
                  Granted *                                            80,000                         0.74 (US$0.50)

                  --------------------------------------------------------------------------------------------------
                  Options outstanding, June 30, 1999                1,940,000
                  --------------------------------------------------------------------------------------------------

                  * A holder of 30,000 options has the right to receive 30,000 warrants for the purchase of 30,000 additional common shares at a price of $1.32 (US$0.90) per share before September 2001.

            (ii) Stock-based compensation:

                  The Corporation applies APB Opinion 25, Accounting for Stock Issued to Employees, in accounting for its stock option plan. Compensation cost of $241,058 (1998 - nil) for stock options granted to non-employees has been recognized in the financial statements for 1999. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Corporation's net loss would have been adjusted to the pro-forma amounts indicated below:


                  ------------------------------------------------------------------------------------------
                                                       Six months                  From                 From
                                                            ended          inception to         inception to
                                                         June 30,          December 31,             June 30,
                                                             1999                  1998                 1999
                  ------------------------------------------------------------------------------------------

                  Net loss        As reported          $  749,551          $    287,509       $    1,037,060
                                  Pro-forma             1,120,362               287,509            1,407,871

                  ------------------------------------------------------------------------------------------

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

6.    SHARE CAPITAL (CONTINUED):

      (b)   Stock option plan (continued):

            (ii)  Stock-based compensation (continued):

                  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1999 - risk-free interest rate of 5.5%, dividend yield of 0%, expected volatility of 90%, and expected life of 3 years. The per share weighted average fair value of stock options granted during 1999 was $0.87 (US$0.59) (1998 - nil).

                  The effects of applying SFAS 123 for the pro-forma disclosures are not representative of the effects expected on reported net earnings in future years since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

      (c)   Warrants:

            During the six-month period ended June 30, 1999, the Corporation issued warrants to purchase 9,727,667 common shares as follows:

--------------------------------------------------------------------------------
                                        Expiry date    Exercise price per share
--------------------------------------------------------------------------------


            1,210,000 warrants          August 2000        $ 1.32 (US$0.90)
            2,717,667                   August 2001          1.32 (US$0.90)
            5,800,000                   August 2001          0.74 (US$0.50)

--------------------------------------------------------------------------------
            9,727,667
--------------------------------------------------------------------------------

            Exercise price per share of the 5,800,000 warrants has been determined at fair value at the time of the agreement. The rights of certain warrants granted to Molex can be extinguished upon certain circumstances (see note 3).

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------


7.    LICENSE AGREEMENT:

      Under the terms of a license agreement entered into in July 1998, Lumenon has the rights to produce, sell, distribute and promote products derived from the know-how relating to integrated optical components for Dense Wavelength Division Multiplexing and Plastic Optical Fibre devices for telecommunication, data communications and sensor applications. Lumenon is committed to pay a royalty of 5% on gross sales up to a maximum amount of $3,500,000 as defined in the agreement until October 2017.


8.    Commitments:

      (a) LILT leases premises under an operating lease agreement that expires in January 2004. The lease contains a renewal option for a period of five years at the end of the initial term and requires the
            Corporation to pay all executory costs such as maintenance and insurance. Rental payments under the terms of this lease are secured by a prepayment of $6,500 and a pledge of $45,600 on the universality of equipment in the leased premises.

            Minimum lease payments under operating lease agreements for premises and telephone equipment for the next five fiscal years are as follows:

--------------------------------------------------------------------------------

            2000                                         $           69,100
            2001                                                     69,100
            2002                                                     69,100
            2003                                                     69,100
            2004                                                     40,300

--------------------------------------------------------------------------------

      (b) Under the terms of an agreement for the construction of the pilot plant and the purchase of related equipment, the Corporation is committed to pay $303,000.

9.    SUBSEQUENT EVENT:

      In July 1999, the Corporation issued 960,000 common shares at a price of $1.47 (US$1.00) per share of which $146,820 was received before year-end and 960,000 warrants for the purchase of 960,000 additional common shares at a price of $2.21 (US$1.50) per share before June 2001. Effective September 2, 1999, the Corporation issued 407,000 common shares at a price of $5.89 (US$4.00) per share and 407,000 warrants for the purchase of 407,000 additional shares at a price of $8.83 (US$6.00) per share before September 2000.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

10.   INCOME TAXES:

      Details of the components of income taxes are as follows:

----------------------------------------------------------------------------------------------------------
                                                                     June 30,                December 31,
                                                                        1999                        1998
----------------------------------------------------------------------------------------------------------

      Net loss:
            US operations                                        $    241,058               $          -
            Canadian operations                                       508,493                     287,509
----------------------------------------------------------------------------------------------------------
                                                                      749,551                     287,509

      Basic income tax rate                                               38%                         38%

----------------------------------------------------------------------------------------------------------
      Computed income tax recovery                                    284,829                     109,253

      Adjustment in income taxes resulting from:
            Loss carryforwards and unclaimed
               deductions not recognized                              193,227                     109,253
            Compensation cost not deductible for tax purposes          91,602                          -

----------------------------------------------------------------------------------------------------------
                                                                 $         -                $          -
----------------------------------------------------------------------------------------------------------

      In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the income tax effect of temporary differences that give rise to the net deferred tax assets are presented below:

-----------------------------------------------------------------------------------------------
                                                                June 30,           December 31,
                                                                    1999                   1998
-----------------------------------------------------------------------------------------------

      Scientific research and experimental development      $     79,420         $        4,500
      Non-capital losses                                         228,000                104,000
      Investment tax credits                                     280,000                     -
      Less valuation allowance                                  (587,420)              (108,500)

-----------------------------------------------------------------------------------------------
                                                            $         -          $           -
-----------------------------------------------------------------------------------------------

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------


10.   INCOME TAXES (CONTINUED):

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies in making this assessment. Since the Corporation is a development stage corporation, the generation of future taxable income is dependent on the successful commercialization of its products and technologies.

      At June 30, 1999, LILT, the Canadian Corporation, had accumulated scientific research and experimental expenditures and other unclaimed deductions which are available to reduce future years' taxable income.

      Details of the available deductions are as follows:

--------------------------------------------------------------------------------
                                                    Federal       Provincial
--------------------------------------------------------------------------------

      Research and development expenditures,
         without time limitation                 $  209,000     $    209,000

      Losses carried forward:
            Expiring 2006                           600,000          600,000

--------------------------------------------------------------------------------

      In addition, research tax credits, not recorded in the accounts and available to reduce future Federal income taxes payable, amount to $280,000 and expire in 2009.


11.   FINANCIAL INSTRUMENTS:

      (a)   Foreign currency risk management:

            Options and warrants are exercisable in US dollars and convertible promissory notes are payable in such currency. Ultimate proceeds upon exercise of options and warrants as well as payments of promissory notes may vary due to fluctuations in the value of the Canadian dollar relative to the US currency.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------


11.   FINANCIAL INSTRUMENTS (CONTINUED):

      (b) Credit risk:

            Financial instruments that potentially subject the Corporation to significant concentrations of credit risk consist principally of short-term investments and accounts receivable.

            The Corporation has investment policies that require placement of short-term investments in financial institutions evaluated as highly creditworthy.

            In the normal course of business, the Corporation evaluates the financial condition of the parties with which it contracts on a continuing basis and reviews the credit worthiness of all new parties. The Corporation determines an allowance for doubtful accounts to reflect specific risks.

      (c) Fair values:

            The following table presents the carrying amounts and estimated fair values of the Corporation's financial instruments at June 30, 1999 and December 31, 1998. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value estimates are made as of a specific point in time using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

------------------------------------------------------------------------------------------------------------------------------------
                                                                           June 30,                                    December 31,
                                                                               1999                                            1998
------------------------------------------------------------------------------------------------------------------------------------

                                                         Carrying              Fair                Carrying                    Fair
                                                           amount             value                  amount                   value
------------------------------------------------------------------------------------------------------------------------------------

            Financial assets:
                  Cash and cash equivalents      $      1,722,871        $1,722,871         $       529,670         $       529,670
                  Sales tax receivable                    237,539           237,539                  21,093                  21,093

            Financial liabilities:
                  Accounts payable                        523,550           523,550                  71,349                  71,349
                  Accrued liabilities                     180,312           180,312                  48,000                  48,000
                  Convertible promissory note             298,720           298,720                      -                       -

------------------------------------------------------------------------------------------------------------------------------------

      The carrying amounts shown in the table are included in the consolidated balance sheet under the indicated captions.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

11.   FINANCIAL INSTRUMENTS (CONTINUED):

      (c)   Fair values (continued):

            The following method and assumption were used to estimate the fair value of each class of financial instruments:

            Cash and cash equivalents, sales tax receivable, accounts payable, accrued liabilities and convertible promissory note: The carrying amounts approximate fair value because of the short maturity of these instruments.


12.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Corporation, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

           Consolidated Financial Statements of
           (Unaudited)


           LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC.
           (a Development Stage Enterprise)



           Three-month period ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Financial Statements
(Unaudited)

Three-month period ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999


Financial Statements

      Consolidated Balance Sheets...........................................   1

      Consolidated Statements of Operations.................................   2

      Consolidated Statements of Cash Flows.................................   3

      Notes to Consolidated Financial Statements............................   4

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Balance Sheets
(Unaudited)

----------------------------------------------------------------------------------------
                                         September 30,    September 30,       June 30,
                                                  1999             1999           1999
----------------------------------------------------------------------------------------
                                                 (US$)           (CAN$)         (CAN$)
                                              (note 5)
Assets

Current assets:
      Cash and cash equivalents            $   805,596     $ 1,182,177     $ 1,722,871
      Term deposit                           1,900,000       2,787,300            --
      Sales tax receivable                     254,938         374,029         237,539
      Research tax credits receivable           49,164          72,130          34,218
      Prepaid expenses                          18,308          26,860          49,956
----------------------------------------------------------------------------------------
                                             3,028,006       4,442,496       2,044,584

Property and equipment                       1,319,980       1,936,591       1,492,495

Other assets                                     6,818          10,001          10,001

----------------------------------------------------------------------------------------
                                           $ 4,354,804     $ 6,389,088     $ 3,547,080
----------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable                     $   323,546     $   474,699     $   523,550
      Accrued liabilities                      101,686         149,172         180,312
      Convertible promissory notes                --              --           298,720
----------------------------------------------------------------------------------------
                                               425,232         623,871       1,002,582

Stockholders' equity:
      Share capital                             22,754          33,383          30,330
      Additional paid-in capital             5,272,143       7,734,952       3,404,408
      Deposit on subscription of shares           --              --           146,820
      Accumulated deficit                   (1,365,325)     (2,003,118)     (1,037,060)
----------------------------------------------------------------------------------------
                                             3,929,572       5,765,217       2,544,498

Subsequent events (note 4)

----------------------------------------------------------------------------------------
                                           $ 4,354,804     $ 6,389,088     $ 3,547,080
----------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


On behalf of the Board:

______________________ Director

______________________ Director

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Statements of Operations
(Unaudited)

----------------------------------------------------------------------------------------------------
                                     Three months     Three months    Three months             From
                                            ended            ended           ended     inception to
                                    September 30,    September 30,   September 30,    September 30,
----------------------------------------------------------------------------------------------------
                                             1999             1999            1998             1999
----------------------------------------------------------------------------------------------------
                                            (US$)           (CAN$)          (CAN$)           (CAN$)
                                         (note 5)

Revenues - interest                 $     11,066     $     16,235     $       --       $    25,276

Expenses:
      Research and development           252,750          370,819             --           579,698
      Research tax credits               (23,988)         (35,193)            --           (69,411)
      ----------------------------------------------------------------------------------------------
                                         228,762          335,626             --           510,287
      General and administrative
         expenses                        394,051          578,126           63,840       1,438,019
      (Gain) loss on foreign
         exchange                         37,461           54,961           (5,373)         66,459
      Interest expense                     9,256           13,580               49          13,629
      ----------------------------------------------------------------------------------------------
                                         669,530          982,293           58,516       2,028,394

----------------------------------------------------------------------------------------------------
Net loss                            $    658,464     $    966,058     $     58,516     $ 2,003,118
----------------------------------------------------------------------------------------------------

Net loss per share                  $      0.031     $      0.046     $     0.004
----------------------------------------------------------------------------------------------------

Weighted average number
   of shares outstanding              21,116,992       21,116,992       15,398,478
----------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Consolidated Statements of Cash Flows
(Unaudited)

--------------------------------------------------------------------------------------------------------------------
                                                     Three months    Three months    Three months             From
                                                            ended           ended            ended    inception to
                                                    September 30,   September 30,    September 30,   September 30,
--------------------------------------------------------------------------------------------------------------------
                                                             1999            1999             1998            1999
--------------------------------------------------------------------------------------------------------------------
                                                            (US$)          (CAN$)           (CAN$)          (CAN$)
                                                         (note 5)

Cash flows from:

Operations:
      Net loss                                       $  (658,464)    $  (966,058)    $   (58,516)    $(2,003,118)
      Adjustment for items not
         involving cash:
            Depreciation                                  61,930          90,864            --            90,864
            Compensation cost                               --              --              --           241,058
            Warrants issued for services                 132,805         194,852            --           194,852
      Change in operating assets and liabilities:
            Sales tax receivable                         (93,028)       (136,490)           --          (374,029)
            Research tax credits
               receivable                                (25,840)        (37,912)         (9,791)        (72,130)
            Prepaid expenses                              15,742          23,096         (21,235)        (26,860)
            Accounts payable and
               accrued liabilities                       (54,519)        (79,991)         24,469         623,871
            Advance to shareholder                          --              --           (24,500)           --
      --------------------------------------------------------------------------------------------------------------
                                                        (621,374)       (911,639)        (89,573)     (1,325,492)

Financing:
      Proceeds from issuance of
         common shares                                 2,716,250       3,985,282             372       6,896,771
      Cash from the acquisition of a
         subsidiary                                         --              --           814,322         814,322
      Share issue expenses                              (199,071)       (292,077)        (60,561)       (677,388)
      Proceeds from issuance of
         convertible promissory notes                       --              --              --           298,720
      --------------------------------------------------------------------------------------------------------------
                                                       2,517,179       3,693,205         754,133       7,332,425

Investments:
      Additions to property
         and equipment                                  (364,647)       (534,960)           --        (2,027,455)
      Purchase of term deposit                        (1,900,000)     (2,787,300)           --        (2,787,300)
      Additions to other assets                             --              --              --           (10,001)
      --------------------------------------------------------------------------------------------------------------
                                                      (2,264,647)     (3,322,260)           --        (4,824,756)

--------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash
   and cash equivalents                                 (368,842)       (540,694)        664,560       1,182,177

Cash and cash equivalents,
   beginning of period                                 1,174,438       1,722,871            --              --

--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
   end of period                                     $   805,596     $ 1,182,177     $   664,560     $ 1,182,177
--------------------------------------------------------------------------------------------------------------------

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------


      In the opinion of management, the accompanying unaudited interim financial statements, prepared in accordance with US generally accepted accounting principles, contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Corporation's financial position as at September 30, 1999, June 30, 1999 its results of operations and cash flows for the three months ended September 30, 1999 and 1998 and from inception to September 30, 1999.

      While management believes that the disclosures presented are adequate to make the information not misleading, these consolidated financial statements and notes should be read in conjunction with the Corporation's Consolidated Financial Statements at June 30, 1999.


1.    Organization and business activities:

      Lumenon  Innovative  Lightwave  Technology,   Inc.  ("Lumenon"),  a  shell
      company, was incorporated in the State of Delaware in February 1996 under the name of WWV Development Inc.

      In July 1998, under an acquisition plan, Lumenon acquired LILT Canada Inc. ("LILT"), a Canadian corporation, by issuing 12,200,000 common shares to the shareholders of LILT which resulted in the change in control of Lumenon. Accordingly, LILT has been determined the acquiring corporation and these consolidated financial statements present the results of operations and cash flows of LILT since its inception, March 2, 1998.

      Under the plan mentioned above, Lumenon issued 4,000,000 common shares to acquire Dequet Capital, Inc., a Nevada corporation. Dequet Capital, Inc.'s only asset was cash in the amount of $814,322 (US$540,000). This company was subsequently dissolved.

      The Corporation's principal business activity is to develop products related to the Dense Wavelength Division Multiplexing market and other photonics markets.

      The Corporation is subject to a number of risks, including successful development and marketing of its technology and attracting and retaining key personnel. In order to achieve its business plan, the Corporation anticipates the need to raise additional capital (see notes 2 and 4).

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------

2.    The Molex agreements:

      (a)   Under the terms of a Stock Purchase Agreement:

            Molex Incorporated (Molex), a Delaware corporation, agreed to purchase from Lumenon 3,000,000 common shares at $0.74 (US$0.50) per share in two transactions. The first closing was held in June 1999 for 1,500,000 common shares and the second closing will take place in March 2000 for an additional 1,500,000 common shares. The second closing is contingent on the progress made by Lumenon proving out its technology and its ability to manufacture and deliver certain devices.

            Lumenon granted to Molex a Services Common Stock Purchase Warrant to receive 5,800,000 common shares. The warrant expires in June 2001 and is subject to Molex fulfilling its obligations pursuant to a Teaming Agreement. Value of the shares issued will be recorded as Molex fulfills such obligations (see (c) thereafter). In addition, if Molex elects not to proceed with the second closing referred to above, all rights related to the warrant will be extinguished except to the extent of expenses incurred under the Teaming Agreement.

            Lumenon granted to Molex a Cash Common Stock Purchase Warrant to purchase 1,666,667 common shares at a price of $1.32 (US$0.90) per share. The warrant was exercised in November 1999.

      (b) Under the terms of a Stock Restriction Agreement:

            No primary stockholders can sell any share to competitors of Molex without Molex's prior consent. The agreement includes Right of First Refusal and Preemptive rights except that Lumenon can issue 6,000,000 units (one common share and a warrant for the purchase of one common share at a price not less than $1.32 (US$0.90) per share) at a price not less than $0.74 (US$0.50) per unit to raise capital within 24 months from the date of the agreement.

            Certain rights or restrictions might be terminated upon completion of a Public Sale, a Public Offering as defined in the agreement, or if Molex elects not to proceed with the second closing referred to above. In addition, this agreement will terminate if Molex does not purchase common shares under the Cash Common Stock Purchase Warrant within a certain period as per the agreement, or if the teaming agreement is terminated.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------


2.    The Molex agreements (continued):

      (c) Under the terms of a Teaming Agreement:

            Lumenon and Molex agreed to jointly develop certain products related to the Dense Wavelength Division Multiplexing market and other photonics markets. Under the terms of the agreement, Molex is committed  to  provide  services  towards  the  development  of  the products.  Subject to Lumenon  proving  out its  technology  and its ability to manufacture and deliver certain devices, Molex is committed to purchase the entire production of Lumenon for the first twelve months with a maximum number of units per month. After the twelve-month period, Molex will have the option to purchase all production of Lumenon at fair market value. Under certain circumstances, Molex may have the right to manufacture all components of the devices in return of a royalty of 25% of gross cost of Molex. At September 30, 1999, an amount of $194,852 was recorded under research and development expenses (see note 3 (v)).


3.    Share capital:

--------------------------------------------------------------------------------
                                                      September 30,   June 30,
                                                               1999       1999
--------------------------------------------------------------------------------

      Authorized:
            1,000,000 preferred shares, par value
               of US$0.001 per share
            100,000,000 common shares, par value
               of US$0.001 per share

      Issued and outstanding:
            22,274,253 common shares
               (June 30, 1999 - 20,215,000)           $    33,383    $    30,330
--------------------------------------------------------------------------------


      During the three-month period ended September 30, 1999, the Corporation concluded the following share capital transactions:

      (a)   Issue of shares:

            (i) The Corporation issued 960,000 common shares for a cash consideration of $1,420,674 (US$960,000). For each common share issued, the Corporation issued one warrant for the purchase of one additional share at a price of $2.21 (US$1.50) per share before June 2001. Of the US$1,420,674, US$146,820 was received prior to June 30, 1999;

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------

3.    Share capital (continued):

      (a)   Issue of shares (continued):

            (ii) The Corporation issued 407,000 common shares for a cash consideration of $2,388,927 (US$1,628,000). For each common share issued, the Corporation issued one warrant for the purchase of one additional share at a price of $8.80 (US$6.00) per share before September 2000;

            (iii) The  Corporation  issued  30,000  common  shares  for  a  cash consideration of $22,500 (US$15,000) pursuant to the exercise of options;

            (iv) The Corporation converted its promissory notes into 400,000 common shares with a value of $300,000 (US$200,000) upon conversion. The Corporation issued 400,000 warrants for the purchase of 400,000 common shares at a price of $1.32 (US$0.90) per share to be exercised before September 2001 as per the terms of the agreement;

            (v) Under the terms of a stock purchase agreement, the Corporation granted a Services Common Stock Purchase Warrant to receive 5,800,000 common shares. At September 30, 1999, an amount of $194,854 was recorded under research and development expenses as 262,253 common shares are issuable to Molex, at a price of $0.74 (US$0.50) per share.

      (b)   Stock option plan:

            Under a stock option incentive plan established in May 1999, the Corporation may grant options to purchase common shares to key employees, directors, officers and service-providers. The terms, number of common shares covered by each option as well as the permitted frequency of the exercise of such options will be determined by the Board of Directors. The plan contemplates that a maximum of 2,500,000 common shares may be optioned under the stock option plan. In addition, no optionee shall hold options to purchase more than 5% of the number of shares issued and outstanding at any one time. The subscription price for each share covered by an option shall be established by the Board of Directors but such price shall not be lower than the fair market value at the date of grant.

            Options granted have to be exercised over a period not exceeding ten years. At September 30, 1999, 800,000 outstanding options are exercisable and 1,195,000 outstanding options vest over a period of two to five years.

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------

3.    Share capital (continued):

      (b)   Stock option plan (continued):

            (i) Changes in outstanding options for the year were as follows:

                  -------------------------------------------------------------------------------------------
                                                                      Number       Exercise price per share
                  -------------------------------------------------------------------------------------------

                  Options outstanding, January 1, 1999                    -           $                  -
                  Granted                                          1,860,000                 1.47 (US$1.00)
                  Granted                                             80,000                 0.74 (US$0.50)
                  -------------------------------------------------------------------------------------------
                  Options outstanding, June 30, 1999               1,940,000

                  Granted                                             85,000                 2.94 (US$2.00)
                  Exercised                                          (30,000)                1.47 (US$1.00)

                  -------------------------------------------------------------------------------------------
                  Options outstanding, September 30, 1999          1,995,000
                  -------------------------------------------------------------------------------------------


            (ii)  Stock-based compensation:

                  The Corporation applies APB Opinion 25, Accounting for Stock Issued to Employees, in accounting for its stock option plan. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Corporation's net loss would have been adjusted to the pro-forma amounts indicated below:

                  ---------------------------------------------------------------------------------------------
                                                      Three months         Three months                  From
                                                             ended                ended          inception to
                                                     September 30,        September 30,         September 30,
                                                              1999                 1998                  1999
                  ---------------------------------------------------------------------------------------------

                  Net loss      As reported          $    966,058         $   58,516            $     2,003,118
                                Pro-forma               1,003,110             58,516                  2,410,981

                  ---------------------------------------------------------------------------------------------

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999 (in Canadian dollars)

--------------------------------------------------------------------------------

3.    Share capital (continued):

      (b)   Stock option plan (continued):

            (ii)  Stock-based compensation (continued):

                  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 5.5%, dividend yield of 0%, expected volatility of 90%, and expected life of 3 to 5 years. The per share weighted average fair value of stock options granted during the three-month period was $0.91 (US$0.62).

                  The effects of applying SFAS 123 for the pro-forma disclosures are not representative of the effects expected on reported net earnings in future years since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

      (c)   Warrants:

            The following warrants are outstanding at September 30, 1999:

-----------------------------------------------------------------------------------------------
                                         Expiry date             Exercise price per share
-----------------------------------------------------------------------------------------------


            1,210,000 warrants           August 2000           $           1.32 (US$0.90)
            407,000                   September 2000                       8.80 (US$6.00)
            40,700                    September 2000                       8.80 (US$6.00)
            960,000                        June 2001                       2.20 (US$1.50)
            2,716,667                    August 2001                       1.32 (US$0.90)
            5,537,747                    August 2001                       0.74 (US$0.50)
            400,000                     October 2001                       1.32 (US$0.90)
            30,000                      October 2001                       1.32 (US$0.90)

-----------------------------------------------------------------------------------------------
            11,302,114
-----------------------------------------------------------------------------------------------


            Exercise price per share of the 5,537,747 warrants has been determined at fair value at the time of the agreement. The rights of certain warrants granted to Molex can be extinguished upon certain circumstances (see note 2).

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------


4.    Subsequent events:

      Following the three-month period ended September 30, 1999, the Corporation concluded the following transactions:

      (a)   Issue of shares:

            The Corporation issued 21, 500 units at a price of $10.27 (US$7.00) per unit. Each unit was comprised of one share and one warrant for the purchase of one additional share at a price of $13.20 (US$9.00) per share before September 2000.

            The Corporation issued 10,000 units at a price of $15,40 (US$10.50) per unit. Each unit was comprised of one share and one warrant for the purchase of one additional share at a price of $22.74 (US$15.50) per share before October 2000.

      (b)   Exercise of warrants:

            In November 1999, 2,371,667 warrants were exercised in exchange for 2,371,667 common shares at a value of $4,066,524 (US$2,772,000).

      (c)   Options:

            Under the terms of a stock option incentive plan, the Corporation granted 412,500 options to purchase common shares to employees and directors at prices varying from $11.74 (US$8,00) to $33.74 (US$23.00), vesting over a period of two to five years.

            The Corporation granted 50,000 options to a consultant to purchase common shares at a price of $33.74 (US$23.00) per share, vesting over a period of two years.

            50,000 options were exercised in exchange for 50,000 common shares at a value of $36,675 (US$25,000).

      (d)   Agreements:

            In December 1999, the Corporation entered into an agreement with Molex in connection with the issuance of common shares at $34.00 (US $23.19) per share for an aggregate of $4,445,000 (US $3,000,000).
            Molex will receive also one half common share purchase warrant per share purchased to be exercised before December 2000 at a price of $43.00 (US $29.00).

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY, INC.
(a Development Stage Enterprise)
Notes to Consolidated Financial Statements, Continued

Three-month periods ended September 30, 1999 and 1998 and period from inception (March 2, 1998) to September 30, 1999
(in Canadian dollars)

--------------------------------------------------------------------------------

4.    Subsequent events (continued):

      (d) Agreements (continued):

            The Corporation also entered into an agreement with a private investor in connection with the issuance of common shares at $34.45 (US $23.25) per share for an aggregate of $2,963,000 (US $2,000,000). The private investor will receive also one half common share purchase warrant per share purchased to be exercised before December 2000 at a price of $44.50 (US $30.00).


5.    Functional currency and convenience translation:

      The functional currency of the Corporation is the Canadian dollar.

      US dollar amounts presented on the balance sheets, statements of operations and cash flows are provided for convenience of reference only and are based on the closing exchange rate at September 30, 1999, which was $1.467 Canadian dollar per US dollar.


6.    Commitments:

      Under employment agreements, the Corporation is committed to pay to certain employees an aggregate of $375,000 per year for the next five years.
                                      -11-